EXECUTION COPY

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT
BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.
REDACTED TERMS IN THIS EXHIBIT ARE DESIGNATED BY [*].

EQUINOX GOLD CORP.

as Seller

- and -

SANDBOX ROYALTIES CORP.

- and -

REGAL PARTNERS ROYALTIES A PTY LIMITED (ACN 633 203 433)

as Purchasers

- and -

SANDBOX ROYALTIES CORP.

as Administrative Agent

AMENDED AND RESTATED GOLD PURCHASE AGREEMENT

OCTOBER 31, 2023

2

3

EXECUTION COPY

THIS AMENDED AND RESTATED GOLD PURCHASE AGREEMENT is dated as of October 31, 2023

BETWEEN:

EQUINOX GOLD CORP., a company existing under the laws of the Province of British Columbia,

(the "Seller")

AND:

SANDBOX ROYALTIES CORP., a company existing under the laws of the Province of British Columbia,

("Sandbox")

AND:

REGAL PARTNERS ROYALTIES A PTY LIMITED (ACN 633 203 433), a company existing under the laws of Australia,

("Regal")

AND:

SANDBOX ROYALTIES CORP., a company existing under the laws of the Province of British Columbia.

(the "Administrative Agent")

RECITALS:

A. Sandbox and the Seller previously entered into a gold purchase agreement dated August 29, 2023 (the "Initial Agreement") pursuant to which the Seller agreed to sell to Sandbox and Sandbox agreed to purchase from the Seller, an amount of Refined Gold equal to the Payable Gold, all within the meaning, subject to, and in accordance with, the terms of the Initial Agreement.

B. Sandbox and the Seller have agreed to amend and restate the Initial Agreement, on and from the date hereof, to include Regal as a Purchaser and to provide for the Administrative Agent acting as Administrative Agent for the Purchasers, all subject to and in accordance with the terms set out in this Agreement.

C. Greenstone Gold Mines LP (the "Owner"), through its general partner, Greenstone Gold Mines GP Inc. (the "General Partner") owns a 100% interest in and to the Mining Properties, and is currently developing and constructing the Project.

D. The Seller is an indirect owner of 60% of the Owner and the Project.

E. In consideration for the payment of the Advance Payment by the Purchasers to the Seller in accordance with the terms of this Agreement, the Seller has agreed to sell to the Purchasers, and the Purchasers have agreed to purchase from the Seller, in accordance with each Purchaser's Applicable Percentage, an amount of Refined Gold equal to the Payable Gold, subject to and in accordance with the terms and conditions of this Agreement.

NOW THEREFORE in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties hereto, the Parties mutually agree as follows:

ARTICLE 1
INTERPRETATION

1.1 Definitions

For the purposes of this Agreement (including the recitals and schedules hereto), unless the context otherwise requires, the following terms shall have the respective meanings given to them, as set out below, and grammatical variations of such terms shall have corresponding meanings:

"Administrative Agent" means Sandbox or any successor Administrative Agent appointed pursuant to Schedule F.

"ADRIBC" means the ADR Institute of British Columbia.

"Advance Payment" has the meaning set out in Section 4.1(a).

"Advance Payment Funding Conditions" has the meaning set out in Section 4.2.

"Affiliate" means, in relation to any person, any other person which directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such first mentioned person.

"Agreement" means this amended and restated gold purchase agreement and all attached schedules, in each case as the same may be amended, restated, amended and restated, supplemented, modified or superseded from time to time in accordance with the terms hereof.

"AML Laws" means the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the USA Patriot Act and other applicable anti-money laundering, anti-terrorist financing, government sanction, financial record-keeping and "know your client" Applicable Laws, whether in Canada, the United States or, to the extent applicable to any Seller Group Member, elsewhere, including any regulations, guidelines or orders thereunder.

"Annual Payable Gold" has the meaning set out in Section 3.7(a).

"Anti-Bribery Laws" means the Corruption of Foreign Public Officials Act (Canada), the Foreign Corrupt Practices Act (United States), and any other anti-bribery, anti-corruption or public official conflict of interest law applicable to the Seller Group Members.

"Applicable Laws" means any international, federal, state, provincial, territorial, local or municipal law (including AML Laws and Anti-Bribery Laws), regulation, ordinance, code, order or other requirement or rule of law or the rules, policies, orders or regulations of any Governmental Authority or stock exchange, including any judicial or administrative interpretation thereof, applicable to a person or any of its properties, assets, business or operations.

"Applicable Percentage" means the applicable percentage, for purposes of this Agreement, assigned to each Purchaser from time to time, which, as of the Effective Date, shall be 70.0% in respect of Sandbox and 30.0% in respect of Regal.

"Approvals" means all authorizations, licences, permits (including mining and environmental permits), concessions, franchises, consents, orders, decrees, registrations, variances, plans (including any plan of operation) and other approvals required to be obtained from any person, including any federal, state, territorial or local government, agency, department, ministry, authority, tribunal, commission, official, court, stock exchange, or securities commission, together with any amendments, modifications or updates thereto.

"Area of Interest" means the area depicted in Schedule B.

"Books and Records" means the records, data, documentation, scientific and technical information, and other information relating to operations and activities with respect to the Mining Properties and the Mineral Processing Facility, including the progress of the mining and production of Minerals therefrom and the treatment, processing, milling, concentrating and transportation of Minerals and weight, moisture and assay certificates.

"Business Day" means any day other than a Saturday or Sunday or a day that is a statutory or bank holiday under the laws of the Province of British Columbia.

"Buydown Delivery Rate" means 1.35% of the Reference Gold (prior to any Offtaker Charges) for which one or more Offtaker Payments has occurred in a calendar month; provided that each time the Seller completes an exercise of the Buydown Option, the Buydown Delivery Rate shall be reduced by multiplying the then existing Buydown Delivery Rate by the difference between 1 and the Buydown Percentage.

"Buydown Delivery Threshold" means 67,500 ounces of Refined Gold, provided that the Buydown Delivery Threshold shall be reduced by:

(i) the Buydown Payable Gold each time the Seller delivers Refined Gold to the Purchasers under Sections 3.1, 3.2(a), and 3.7(a); and

(ii) the Buydown Gold Ounces each time the Seller delivers Refined Gold to the Purchasers under Section 3.6(d).

"Buydown Dispute Notice" has the meaning set out in Section 3.6(c).

"Buydown Gold Ounces" means an amount of Refined Gold determined by the following calculation:

A x B

Where:

A	=	the Buydown Delivery Threshold
B	=	the proportion of the Buydown Delivery Threshold to be bought down, expressed as a percentage (the "Buydown Percentage")

"Buydown Monthly Minimum" means 375 ounces of Refined Gold, provided that each time the Seller completes an exercise of the Buydown Option, the Buydown Monthly Minimum shall be reduced to the product of the then existing Buydown Monthly Minimum multiplied by the difference between 1 and the Buydown Percentage.

"Buydown Option" has the meaning set out in Section 3.6(a).

"Buydown Option Notice" has the meaning set out in Section 3.6(b).

"Buydown Payable Gold" means, for each calendar month commencing with the calendar month in which the Effective Date occurs until the expiry of the Term, the greater of (1) the Buydown Delivery Rate for that calendar month, and (2) the Buydown Monthly Minimum for that calendar month.

"Buydown Percentage" has the meaning set out in the defined term Buydown Gold Ounces.

"Buydown Premium" means:

(i) if the Gold Market Price on the trading day immediately prior to the date of a Buydown Option Notice is equal to or greater than $2,000, nil.

(ii) if the Gold Market Price on the trading day immediately prior to the date of a Buydown Option Notice is less than $2,000, an amount of Refined Gold determined by the following calculation:

[($2,000 / A) - 1] x B

Where:

A	=	the Gold Market Price on the trading day immediately prior to the date of a Buydown Option Notice
B	=	the Buydown Gold Ounces

"Change in Law" has the meaning set out in Section 11.4(a).

"Closing Date" means the first Business Day after all of the Advance Payment Funding Conditions and the Financing Condition have been satisfied in full, or such other date as the Parties may agree.

"Commingling Plan" has the meaning set out in Section 7.2(a)(i).

"Confidential Information" has the meaning set out in Section 6.5(a).

"control" means, in respect of a person, the right, directly or indirectly, to direct or cause the direction of the management of the business or affairs of a person, whether by ownership of securities, by contract or otherwise; and "controls", "controlling", "controlled by" and "under common control with" have corresponding meanings.

"Date of Delivery" has the meaning set out in Section 3.2(c).

"Delivery Rate" means the No-Buydown Delivery Rate plus the Buydown Delivery Rate.

"Designated Metal Accounts" has the meaning set out in Section 3.2(c).

"Disclosing Party" has the meaning set out in Section 6.5(a).

"Displacement" has the meaning set out in Section 7.2(a)(iv).

"Dispute" means any and all claims, controversies, or disputes among the Parties arising out of or relating to the validity, construction, interpretation, meaning, performance, effect or breach of this Agreement or the rights and liabilities arising hereunder.

"Effective Date" means October 31, 2023.

"Encumbrances" means any mortgage, deed of trust, pledge, lien, hypothec, assignment by way of security, charge, collateral right, option, right of first refusal, right of first option, royalty or right pursuant to a royalty, security interest, trust arrangement in the nature of a security interest, conditional sale or other title retention agreement, equipment trust, hypothec, levy, execution, seizure, attachment, garnishment, restriction, patent or other reservation in minerals, preferential right or adverse claim constituting an interest in property, lease, sublease, easement, right-of-way, restrictive covenant, encroachment, work order or any other encumbrance of any nature, kind or character or any rights or privileges capable of becoming any of the foregoing.

"Equinox Credit Agreement" means the Third Amended and Restated Credit Agreement dated July 28, 2022 between Equinox Gold Corp., Solius Acquireco Inc., Leagold Mining Corporation, The Bank of Nova Scotia, BMO Capital Markets, ING Capital LLC and any other lenders parties thereto from time to time, as further amended, restated, amended and restated, modified or supplemented from time to time.

"Equity Securities" means, with respect to any person, any and all shares, stock or units of, interests, participations or rights in, or other equivalents (however designated and whether voting and non-voting) of, such person's capital, whether outstanding on the date hereof or issued after the date hereof, including any interest in a partnership, limited partnership, limited liability company or other similar person and any beneficial interest in a trust, and any and all rights, warrants, debt securities, options or other rights exchangeable for or convertible into any of the foregoing.

"Event of Default" has the meaning set out in Section 10.1.

"Excluded Taxes" means, with respect to any person:

(i) Taxes imposed on or measured by the person's net income or capital and franchise taxes imposed on it (in lieu of or in addition to net income taxes), by any jurisdiction (or any political subdivision thereof):

(A) under the laws of which the person is organized or is resident (as determined by application of the laws of that jurisdiction) otherwise than by reason of entering into, and the transactions contemplated under, this Agreement,

(B) in which its principal office is located, or

(C) with which the person has a connection otherwise than by reason of entering into, and the transactions contemplated under, this Agreement; and

(ii) any branch profits taxes or any similar tax imposed on the person by any jurisdiction in which the person is located, otherwise than by reason of entering into, and the transactions contemplated under, this Agreement.

"Execution Date" means the date of this Agreement, as first set forth above.

"Federal Funds Rate" means, for any day, the rate of interest per annum equal to (a) the weighted average (rounded upwards, if necessary, to the next 1/100th of one percent per annum) of the annual rates of interest on overnight Federal funds transactions with members of the Federal Reserve Board arranged by Federal funds brokers on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York (or any successor thereto) or, (b) if such day is not a Business Day, such weighted average for the immediately preceding Business Day for which the same is published or, (c) if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100th of one percent per annum) of the quotations for such day on such transactions received by the Administrative Agent from three (3) Federal funds brokers of recognized standing selected by the Administrative Agent; provided that such rate shall in no case be lower than zero.

"Federal Reserve Board" or "Federal" means the Board of Governors of the Federal Reserve System of the United States of America or any successor thereof.

"Financing Condition" has the meaning set out in Section 4.4(a).

"General Partner" has the meaning set out in the recitals of this Agreement.

"Gold Cash Price" means, in respect of each delivery of Refined Gold by the Seller to the Purchasers hereunder, 20% of the Gold Market Price on the Date of Delivery of such Refined Gold.

"Gold Market Price" means, with respect to any day, the afternoon (p.m.) per ounce LBMA Gold Price in U.S. dollars quoted by the LBMA (currently administered by the ICE Benchmark Administration) for Refined Gold on such day, or if such day is not a trading day, on the immediately preceding trading day; provided that, if for any reason, the LBMA is no longer in operation or the price of gold is not confirmed, acknowledged or quoted by the LBMA (currently administered by the ICE Benchmark Administration), the Gold Market Price shall be determined by reference to the price of Refined Gold in a manner endorsed by the LBMA, and failing that the Gold Market Price shall be determined by reference to the price of gold on another commercial exchange mutually acceptable to the Seller and the Administrative Agent, acting reasonably (and references to LBMA trading day in this agreement shall be adjusted accordingly).

"Governmental Authority" means any domestic or foreign federal, provincial, regional, state, municipal or other government, governmental department, agency, authority or body (whether administrative, legislative, executive or otherwise), court, tribunal, commission or commissioner, bureau, minister or ministry, board or agency, official or other regulatory authority, including any securities regulatory authorities or stock exchange.

"Greenstone Project Joint Venture Agreement" means the second amended and restated limited partnership agreement of Greenstone Gold Mines LP (formerly, TCP Limited Partnership) dated as of December 14, 2021 among Greenstone Gold Mines GP Inc., Premier Gold Mines Hardrock Inc. and OMF Fund II (Sc) Ltd., as the same may be further amended, restated, replaced, or superseded.

"IFRS" means the International Financial Reporting Standards adopted by the International Accounting Standards Board from time to time.

"including" or "includes" means including without limitation or includes without limitation.

"Initial Agreement" has the meaning set out in the recitals of this Agreement.

"Insolvency Event" means, in relation to any person, any one or more of the following events or circumstances:

(i) proceedings are commenced for the winding-up, liquidation or dissolution of it, unless it in good faith actively and diligently contests such proceedings resulting in a dismissal or stay thereof within 90 days of the commencement of such proceedings;

(ii) a decree or order of a court of competent jurisdiction is entered adjudging it to be bankrupt or insolvent (unless vacated), or a petition seeking reorganization, arrangement or adjustment of or in respect of it is approved under Applicable Laws relating to bankruptcy, insolvency or relief of debtors;

(iii) it makes an assignment for the benefit of its creditors, or petitions or applies to any court or tribunal for the appointment of a receiver or trustee for itself or any substantial part of its property, or commences for itself or acquiesces in or approves or has filed or commenced against it any proceeding under any bankruptcy (whether voluntary or involuntary), insolvency, reorganization, arrangement or readjustment of debt law or statute or any proceeding for the appointment of a receiver or trustee for itself or any substantial part of its assets or property, or has a liquidator, administrator, receiver, trustee, conservator or similar person appointed with respect to it or any substantial portion of its property or assets, unless any of the matters referred to in this clause (iii) are dismissed within 90 days of commencement of such proceeding or appointment as applicable;

(iv) a resolution is passed for the receivership, winding-up or liquidation of it; or

(v) anything analogous or having a similar effect to an event listed in paragraphs (i) to (iv) above occurs in respect of that person.

"LBMA" means the London Bullion Market Association.

"LBMA Good Delivery Rules" means the Good Delivery Rules for Gold and Silver Bars - Specifications for Good Delivery Bars and Application Procedures for Listing of the LBMA, as amended from time to time.

"Losses" means all fines, losses, damages, liabilities, obligations, deficiencies, costs and expenses (including all reasonable legal and other professional fees and disbursements, interest, penalties, judgment and other amounts paid in settlement of any claim, demand, action, suit, proceeding, assessment, judgement, settlement or compromise), including any Taxes payable in respect thereof and, in the case of the Purchasers, loss of profits, loss of revenue or losses attributable to the failure to deliver current or future required or expected deliveries of Refined Gold hereunder over the Term (not taking into account any early termination of this Agreement under Section 10.2(a)(ii)) (including any decline in value of any gold that is not delivered when due), in connection with or in respect of any breach or default of this Agreement by the Seller, but excluding any other special, indirect or consequential damages (including losses or damages outside of the Purchasers' business relationship with the Seller).

"Majority Purchasers" at any time means the Purchaser whose Applicable Percentage at that time is equal to or greater than 67% or, if no single Purchaser's Applicable Percentage is equal to or greater than 67%, then such one or more Purchasers acting together who, at the relevant time, have an aggregate Applicable Percentage equal to or greater than 67%.

"Material Adverse Effect" means any event, occurrence, change or effect that, when taken together with all other events, occurrences, changes or effects, does or would reasonably be expected to:

(i) materially limit, restrict or impair the ability of the Seller to perform its obligations under this Agreement; or

(ii) cause any significant decrease to expected gold production from the Mining Properties,

provided that (i) changes to commodity prices, and (ii) changes in general political, economic or financial conditions, whether domestic or international, including changes or disruptions in securities or currency markets, shall not be a Material Adverse Effect or taken into account in determining whether there has been or will be a Material Adverse Effect.

"Mineral Processing Facility" means any mill or heap leaching facility, or other processing facility used to process ore from the Mining Properties, and at which Minerals are processed.

"Minerals" means any and all marketable metal bearing material in whatever form or state (including gold) that is mined, produced, extracted or otherwise recovered from the Mining Properties, including any such material derived from any processing or reprocessing of any tailings, waste rock or other waste products originally derived from the Mining Properties, and including ore and any other products resulting from the further milling, leaching, processing or other beneficiation of Minerals, including concentrates or doré bars.

"Mining Properties" means:

(i) the unpatented, leasehold and patented mining properties and other mining rights listed in Schedule A attached hereto;

(ii) all unpatented, leasehold and patented mining properties, and any other forms of mineral tenure or other rights to minerals or mining rights, or rights to work or enter upon lands for the purpose of exploring for, developing or extracting minerals, whether contractual, statutory or otherwise, that are acquired or purchased by the Owner or any of its Affiliates from and after the Execution Date and are situated, in whole or in part, within the Area of Interest; and

(iii) any amendments, relocations, adjustments, resurvey, additional locations, conversions of, or any renewal, amendment, other modification or extension, accession or succession to any Mining Properties or other forms of mineral tenure or other rights to minerals or mining rights, or rights to work or enter upon lands for the purpose of exploring for, developing or extracting minerals referenced in paragraphs (i) or (ii) above, whether created privately or through government action.

"Monthly Minimum" means the No-Buydown Monthly Minimum plus the Buydown Monthly Minimum.

"Monthly Report" means a written report, in relation to any calendar month, prepared by the Seller with respect to the Project and the Mining Properties, detailing:

(i) the types, tonnages and head grades of ore mined from the Mining Properties during such calendar month;

(ii) the types, tonnages and grades of ore processed from the Mining Properties during such calendar month;

(iii) with respect to any Mineral Processing Facility, the types of product produced (i.e., concentrate or doré), tonnages and concentrate grades during such calendar month and the resulting recoveries;

(iv) the number of ounces of gold contained in the product produced (i.e., doré or concentrate) during such calendar month;

(v) the tonnes and grade of any product delivered or shipped offsite during such calendar month, including a summary of Offtaker Deliveries during such month showing, among other things, the dates of delivery, provisional gold quantities (prior to Offtaker Charges) and related Offtaker Payments and any final settlement adjustments made during such month including details of any Offtaker Charges;

(vi) copies of all Offtaker Documentation and other Offtaker statements, invoices or receipts, in respect of Offtaker Deliveries during such calendar month;

(vii) the Buydown Delivery Rate, the No-Buydown Delivery Rate, the Buydown Monthly Minimum and the No-Buydown Monthly Minimum for such calendar month;

(viii) the Buydown Delivery Threshold and the No-Buydown Delivery Threshold as at the end of each such calendar month;

(ix) the Uncredited Balance on the last day of such calendar month;

(x) the stockpile of products mined from the Mining Properties (including tonnage and grade) situated at the Project or at another site; and

(xi) such other information in respect of gold mined, produced, extracted or otherwise recovered from the Mining Properties, as may be reasonably requested by the Administrative Agent (as directed by the Purchasers).

"Neutral Auditor" means an accounting firm of recognized national standing as agreed by the Seller and the Administrative Agent (as directed by the Majority Purchasers) or as may be appointed as Neutral Auditor in accordance with Section 3.6(c).

"NI 43-101" means National Instrument 43-101 - Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators.

"No-Buydown Delivery Rate" means 0.45% of the Reference Gold (prior to any Offtaker Charges) for which one or more Offtaker Payments has occurred in a calendar month.

"No-Buydown Delivery Threshold" means 22,500 ounces of the Refined Gold, provided that the No Buydown Delivery Threshold shall be reduced by the No-Buydown Payable Gold each time the Seller delivers Refined Gold to the Purchasers under Sections 3.1, 3.2(a), and 3.7(a).

"No-Buydown Monthly Minimum" means 125 ounces of the Refined Gold.

"No-Buydown Payable Gold" means, for each calendar month commencing with the calendar month in which the Effective Date occurs until the expiry of the Term, the greater of (1) the No-Buydown Delivery Rate for that calendar month, and (2) the No-Buydown Monthly Minimum for that calendar month.

"notice" has the meaning set out in Section 13.9.

"Offtake Agreement" means any agreement entered into by the Owner or any of its Affiliates with an Offtaker that relates to: (i) the sale of Produced Gold to an Offtaker; (ii) the transfer of the entitlement to, or the benefit of, Produced Gold to an Offtaker; or (iii) the smelting, refining or other beneficiation of Produced Gold by an Offtaker for the benefit of the Owner or any of its Affiliates, as the same may be supplemented, amended, restated or superseded from time to time.

"Offtaker" means (i) any person other than an Affiliate of the Owner that purchases Produced Gold from the Owner or any of its Affiliates; (ii) any person that is the recipient of a transfer of the entitlement to, or benefit of, Produced Gold from the Owner or any of its Affiliates; or (iii) any person that takes delivery of Produced Gold for the purpose of smelting, refining or other beneficiation of such Produced Gold for the benefit of the Owner or any of its Affiliates.

"Offtaker Charges" means any refining charges, treatment charges, penalties, insurance charges, transportation charges, settlement charges, financing charges or price participation charges, or other charges, metals losses, penalties or deductions that may be charged or levied by an Offtaker, regardless of whether such charges, penalties or deductions are expressed as a specific metal deduction, a percentage, a payment or otherwise.

"Offtaker Delivery" means the delivery of Produced Gold to an Offtaker or the transfer of the entitlement to or benefit of Produced Gold or to an Offtaker, which for greater certainty shall not include any deliveries of Produced Gold to persons subsequent to the first Offtaker acquiring such Produced Gold.

"Offtaker Documentation" means a copy of all documents, records and information received by the Owner or any of its Affiliates from an Offtaker to which an Offtaker Delivery and Offtaker Payment relates, including any rejection of Minerals, sampling/assay information, umpire reports (if any), invoices and other settlement documents.

"Offtaker Payment" means (i) with respect to (A) Produced Gold purchased by an Offtaker from the Owner or any of its Affiliates; or (B) Produced Gold for which the entitlement to, or benefit of which, is transferred to an Offtaker, the receipt by the Owner or any of its Affiliates of any cash payment or other consideration (including any gold credits) from the Offtaker in respect of any Produced Gold; and (ii) with respect to Produced Gold refined, smelted or otherwise beneficiated by an Offtaker on behalf of the Owner or any of its Affiliates, the receipt by the Owner or any of its Affiliates of any cash payment or Refined Gold in accordance with the applicable Offtake Agreement.

"Other Minerals" means ores or other minerals mined, produced, extracted or otherwise recovered from properties that are not one of or do not constitute part of the Mining Properties.

"ounce" means a troy ounce of 31.10 grams, metric, provided that if the measurement is 31.05 grams, metric or higher, then the measurement will be rounded up to the nearest troy ounce, and if the measurement is lower than 31.05 grams, metric, then the measurement will be rounded down to the nearest troy ounce.

"Overdue Gold Ounces" means the balance, from time to time, if any, of the number of ounces of Refined Gold that have not been delivered to the Purchasers when due in accordance with this Agreement.

"Owner" has the meaning set out in the recitals of this Agreement.

"Original Purchasers" means Sandbox and Regal.

"Parties" means the Administrative Agent, the Purchasers and the Seller, and "Party" means any of them.

"Payable Gold" means, for each calendar month commencing with the calendar month in which the Effective Date occurs until the expiry of the Term, the greater of (1) the Delivery Rate for that calendar month, and (2) the Monthly Minimum for that calendar month.

"Permitted Encumbrances" means any of the following:

(i) inchoate or statutory liens for Taxes, assessments, rents or charges and other statutory liens for payments not at the time due or payable, or which are being contested in good faith through appropriate proceedings;

(ii) any reservations or exceptions contained in the documentation creating or resulting in the interests in the Mining Properties or original grants of rights underlying or related to the Mining Properties that do not materially detract from the value of the Mining Properties subject thereto and do not materially impair the Owner's or any Affiliate's ability to carry on its business or the Purchasers' rights and remedies under this Agreement;

(iii) minor defects or discrepancies in the legal description or acreage of or associated with the Mining Properties or any adjoining properties which would be disclosed in an up-to-date survey and any registered or unregistered easements or rights-of-way, and registered restrictions or covenants that run with the land which do not materially detract from the value of, or materially impair the use of the Mining Properties for the purpose of conducting and carrying out mining operations thereon;

(iv) rights-of-way for, or reservations or rights of others for, sewers, water lines, gas lines, electric lines, oil permits, telegraph and telephone lines, and other similar utilities, and zoning by-laws, ordinances, surface access rights or other restrictions as to the use of the Mining Properties, which do not in the aggregate materially detract from the use of the Mining Properties for the purpose of conducting and carrying out mining operations thereon;

(v) liens or other rights granted by the Owner or any of its Affiliates to secure performance of statutory obligations or regulatory requirements (including reclamation obligations and security given to a public utility or a Governmental Authority);

(vi) Encumbrances in favour of the lenders under the Equinox Credit Agreement securing the obligations of the Seller and any of its Affiliates under the Equinox Credit Agreement;

(vii) Encumbrances in favour of Centerra Gold Inc. under the purchase agreement dated December 15, 2020 as amended with AuRico Canadian Royalties Holdings Inc. Premier Gold Mines Limited, Premier Gold Mines Hardrock Inc., the General Partner, Owner and OMF Fund II (Sc) Ltd.;

(viii) any Encumbrance imposed by law and incurred in the ordinary course of business, including construction, builders', warehousemen's and mechanics' liens and other similar Encumbrances arising in the ordinary course of business, in each case for sums not yet due or being contested in good faith by appropriate proceedings and for which appropriate reserves in accordance with IFRS have been established to the extent required by IFRS;

(ix) Encumbrances as a result of any judgment or order rendered or claim filed against the Owner which is being contested in good faith by proper legal proceedings (and as to which any enforcement proceedings shall have been suspended by operation of law or stayed pending an appeal or other proceeding) and for which appropriate reserves in accordance with IFRS have been established to the extent required by IFRS;

(x) any aboriginal, First Nations, indigenous or Indian land claims or other rights or privileges constituting or deriving from aboriginal title or any other aboriginal rights;

(xi) the exceptions and qualifications contained in section 44(1) of the Land Titles Act (Ontario) and the provisions of the Mining Act (Ontario); and

(xii) all Encumbrances registered or recorded on title to any of the Mining Properties on the Effective Date.

"person" means and includes a Party, individuals, corporations, bodies corporate, limited or general partnerships, joint stock companies, limited liability corporations, joint ventures, associations, companies, trusts, banks, trust companies, government or any other type of organization, whether or not a legal entity.

"Produced Gold" means any and all gold in whatever form or state that is mined, produced, extracted or otherwise recovered from the Mining Properties, including any gold derived from any processing or reprocessing of any tailings, waste rock or other waste products originally derived from the Mining Properties, and including gold contained in any ore or other products resulting from the further milling, processing or other beneficiation of Minerals, including concentrates and doré bars.

"Project" means the Greenstone gold project situated in Geraldton, Ontario, approximately 275 km northeast of Thunder Bay, Ontario.

"Project Assets" means the Mining Properties, the Minerals, the Mineral Processing Facility and all other present and after-acquired real or personal property, used or acquired for use by the Owner or any of its Affiliates in connection with the development, construction, operation or expansion of the Project or the mining, production or extraction of the Minerals.

"Purchase Price" has the meaning set out in Section 3.4.

"Purchasers" means, as of the Effective Date, Sandbox and Regal and includes any person who may become a Transferee from time to time in accordance with the terms of this Agreement, and "Purchaser" means any one of them.

"Receiving Party" has the meaning set out in Section 6.5(a).

"Reference Gold" means the Produced Gold contained in any Minerals contained in an Offtaker Delivery.

"Refined Gold" means marketable metal bearing material in the form of physical gold bars or coins refined to standards meeting or exceeding 995 parts per 1,000 fine gold and that otherwise meets the LBMA Good Delivery Rules.

"Regal" means Regal Partners Royalties A Pty Limited (ACN 633 203 433).

"Reserves" means proven and probable mineral reserves as defined and incorporated under NI 43-101.

"Resources" means indicated, inferred and measured mineral resources as defined and incorporated under NI 43-101.

"Restricted Person" means any person that:

(a) is named, identified, described on or included on:

(i) any publicly available lists maintained under the Criminal Code (Canada), the Special Economic Measures Act (Canada), the United Nations Act (Canada), the Justice for Victims of Corrupt Foreign Officials Act (Sergei Magnitsky Law), or the Freezing Assets of Corrupt Foreign Officials Act (Canada), or under any regulations promulgated under any of the foregoing;

(ii) the Denied Persons List, the Entity List or the Unverified List, compiled by the Bureau of Industry and Security, U.S. Department of Commerce;

(iii) the List of Statutorily Debarred Parties compiled by the U.S. Department of State;

(iv) the Specially Designated Nationals and Blocked Persons List compiled by the U.S. Office of Foreign Assets Control;

(v) the annex to, or is otherwise subject to the provisions of, U.S. Executive Order No. 13324; or

(vi) any publicly available lists maintained under any other Applicable Law of Canada or the United States relating to anti-terrorism or anti-money laundering;

(b) is subject to trade restrictions under any United States governmental requirement, including:

(i) the International Emergency Economic Powers Act, 50 U.S.C.; or

(ii) the Trading with the Enemy Act, 50 U.S.C. App. 1 et seq.; or any other enabling governmental requirement or executive order relating thereto, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Title III of Pub. L. 107-56; or

(c) is known to be an Affiliate of a person covered under sub-paragraphs (a) or (b).

"Sandbox" means Sandbox Royalties Corp.

"SEDAR" means the System for Electronic Document Analysis and Retrieval of the Canadian Securities Administrators.

"Seller Group Members" means (i) the Seller, and (ii) the following persons for so long as they are Affiliates of the Seller: Premier Gold Mines Hardrock Inc., the General Partner and the Owner, and any other person (now or hereafter formed or acquired) that holds or acquires directly or indirectly any interest in the Mining Properties, but excluding OMF Fund 11 (SC) Ltd. and any of its Affiliates.

"subsidiary" has the meaning set out in the Business Corporations Act (British Columbia).

"Tax" or "Taxes" means all taxes, assessments and other governmental charge, duties, and impositions, including any interest, penalties, tax instalment payments or other additions that may become payable in respect thereof, imposed by any federal, provincial, state or local government, or any agency or political subdivision of any such government, which taxes shall include all income or profits taxes (including federal, provincial, and state income taxes), resident and non-resident withholding taxes, sales and use taxes, branch profit taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business licence taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, net proceeds of mine taxes, land transfer taxes, capital taxes, extraordinary income taxes, surface area taxes, property taxes, asset transfer taxes, and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing.

"Term" has the meaning set out in Section 5.1.

"Time of Delivery" has the meaning set out in Section 3.2(b).

"Transfer" means to directly or indirectly sell, transfer, assign, convey, dispose or otherwise grant a right, title or interest, excluding any act of expropriation.

"Transferee" means a person who becomes a party to this Agreement as a Purchaser pursuant to Section 8.2.

"Uncredited Balance" means, at any time and from time to time, the outstanding uncredited balance of the Advance Payment, until it is reduced to nil in accordance with Section 3.4(a).

1.2 Statutory References

Any reference in this Agreement to a statute or a regulation or rule promulgated under a statute or to any provision contained therein shall be a reference to the statute, regulation, rule or provision as may be amended, restated, re-enacted or replaced from time to time.

1.3 Interpretation

(a) Headings of Sections are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

(b) Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

(c) The terms "Agreement", "this Agreement", "the Agreement", "hereto", "hereof", "herein", "hereby", "hereunder" and similar expressions refer to this Agreement in its entirety and not to any particular provision hereof.

(d) References to an "Article", "Section" or "Schedule" followed by a number or letter refer to the specified Article or Section of or Schedule to this Agreement.

(e) References to a Party or any person referenced in this Agreement (including any Seller Group Member) means the Party or the applicable person, and its successors or permitted assigns.

(f) A reference to an agreement includes all schedules, exhibits and other appendices attached thereto and shall include all subsequent amendments and other modifications thereto.

1.4 Construction

The Parties hereby agree that any rule of construction to the effect that any ambiguity is to be resolved against the drafting Party shall not be applicable in the interpretation of this Agreement.

1.5 Days

In this Agreement, a period of days shall be deemed to begin on the first day after the event which began the period and to end at 5:00 p.m. (Vancouver time) on the last day of the period. If, however, the last day of the period does not fall on a Business Day, the period shall terminate at 5:00 p.m. (Vancouver time) on the next Business Day.

1.6 Dollar Amounts

Unless specified otherwise in this Agreement, all statements or references to dollar amounts in this Agreement are to United States of America dollars.

1.7 Schedules

The following schedules are attached to and form part of this Agreement:

Schedule A	-	Mining Properties
Schedule B	-	Area of Interest
Schedule C	-	Representations and Warranties of the Seller
Schedule D	-	Representations and Warranties of the Purchasers
Schedule E	-	Corporate Organization of the Seller Group Members
Schedule F	-	The Administrative Agent

ARTICLE 2
EFFECT OF AMENDED AND RESTATED AGREEMENT

2.1 Effect and Rights of Parties

(a) On and from the date hereof, this Agreement amends and restates the Initial Agreement.

(b) All rights, obligations and liabilities of Sandbox and the Seller from August 29, 2023 to the date hereof shall be governed by the Initial Agreement.

(c) All rights, obligations and liabilities of the Parties from and after the date hereof shall be governed by this Agreement.

ARTICLE 3
PURCHASE AND SALE OF REFINED GOLD

3.1 Gold Sale and Deliveries

(a) Subject to and in accordance with the terms of this Agreement, from and after the Effective Date and until the expiry of the Term, the Seller hereby agrees to sell and deliver to the Purchasers and the Purchasers hereby agree, in accordance with each Purchaser's Applicable Percentage, to purchase from the Seller an amount of Refined Gold equal to the Payable Gold, free and clear of all Encumbrances.

(b) Payable Gold shall not be reduced for, and the Purchasers shall not be responsible for, any Offtaker Charges, all of which shall be for the account of the Seller.

3.2 General Delivery Terms and Obligations

(a) Commencing with the calendar month in which the Effective Date occurs, and for each calendar month thereafter until the expiry of the Term, within 15 days of the end of each such calendar month, the Seller shall sell and deliver Refined Gold to the Purchasers in accordance with each Purchaser's Applicable Percentage in an amount equal to the Payable Gold for and in respect of each such calendar month in accordance with this Section 3.2.

(b) The Seller shall not be required to sell and deliver to the Purchasers the physical Refined Gold resulting from Produced Gold, and may sell and deliver to the Purchasers Refined Gold from a source other than the Mining Properties. The quantity of Produced Gold used to determine the Delivery Rate shall not be reduced by any loss or damage to any Produced Gold from and after the time it has been processed through the Mineral Processing Facility.

(c) The Seller shall sell and deliver to the Purchasers all Refined Gold to be sold and delivered under this Agreement by way of credit (or physical allocation) to the metal accounts located in London, England designated by the Administrative Agent in writing at the direction of each Purchaser from time to time (the "Designated Metal Accounts"). The Administrative Agent (acting on written instruction of the applicable Purchaser) may change a Designated Metal Account or the location of a Designated Metal Account to a jurisdiction other than London, England upon not less than 10 Business Days prior written notice to the Seller. Upon any such designation, such metal account shall constitute the Designated Metal Account of the applicable Purchaser. Delivery of Refined Gold to a Purchaser shall be deemed to have been made at the time and on the date Refined Gold is credited to that Purchaser's Designated Metal Accounts (the "Time of Delivery" on the "Date of Delivery"). Title to, and risk of loss of, Refined Gold shall pass from the Seller to the Purchasers at the Time of Delivery. All costs and expenses pertaining to each delivery of Refined Gold to the Purchasers under this Agreement shall be borne by the Seller.

(d) For all deliveries of Refined Gold under this Agreement, the Seller shall notify the Administrative Agent (on behalf of the Purchasers) in writing at least one (1) Business Day before any delivery and credit to the Designated Metals Accounts:

(i) the number of ounces of Refined Gold to be delivered and credited; and

(ii) the estimated Date of Delivery and credit.

(e) The Seller represents, warrants and covenants to the Purchasers that, at each Time of Delivery:

(i) it will be the legal and beneficial owner of the Refined Gold delivered to the Designated Metals Accounts;

(ii) it will have good, valid and marketable title to such Refined Gold; and

(iii) such Refined Gold shall be free and clear of all Encumbrances.

3.3 Invoicing

Promptly following the Time of Delivery of any Refined Gold delivered pursuant to this Article 3, the Seller shall deliver to the Administrative Agent (on behalf of the Purchasers) an invoice, in a form agreed to between the Seller and the Administrative Agent, acting reasonably, setting out:

(a) the number of ounces of Refined Gold so credited;

(b) a breakdown of the ounces of Refined Gold so credited by Buydown Payable Gold and No-Buydown Payable Gold; and

(c) the Purchase Price for such Refined Gold.

3.4 Purchase Price

The purchase price for each ounce of Refined Gold sold and delivered by the Seller under this Agreement (the "Purchase Price") shall be equal to:

(a) until the Uncredited Balance has been reduced to nil, the Gold Market Price on the Date of Delivery of such Refined Gold, payable as follows: (i) an amount equal to the Gold Cash Price payable in cash in accordance with Section 3.5, and (ii) the balance payable by crediting an amount equal to the difference between the Gold Market Price on the Date of Delivery of such Refined Gold and the Gold Cash Price against the Advance Payment in order to reduce the Uncredited Balance until it has been credited and reduced to nil; and

(b) after the Uncredited Balance has been reduced to nil, the Gold Cash Price, payable in cash in accordance with Section 3.5.

3.5 Payment

Payment by the Purchasers of the aggregate Purchase Price for each delivery of Refined Gold under this Agreement shall be made by the Purchasers, in accordance with each Purchaser's Applicable Percentage, to the Seller no later than the fifth (5th) Business Day following the date of delivery of each invoice delivered under Section 3.3.

3.6  Stream Buydown Option

(a) The Seller shall have the right and option to buydown any proportion of the Buydown Delivery Threshold at any time and from time to time during the Term (the "Buydown Option") in exchange for the delivery of the Buydown Gold Ounces plus the Buydown Premium.

(b) The Seller may exercise the Buydown Option on one or more occasions during the Term by delivery of notice to the Administrative Agent (on behalf of the Purchasers) that it wishes to exercise the Buydown Option (the "Buydown Option Notice"). The Buydown Option Notice shall include the calculation of the Buydown Gold Ounces and the Buydown Premium. The Administrative Agent (on direction from the Majority Purchasers) shall notify the Seller within five (5) Business Days of delivery of the Buydown Option Notice that the Purchasers agree with the calculation of the Buydown Gold Ounces and the Buydown Premium or they dispute such calculation, which notification shall in each case be deemed to bind the Purchasers. If the Administrative Agent does not so notify the Seller, the Purchasers shall be deemed to have agreed with the Seller's calculation of the Buydown Gold Ounces and the Buydown Premium.

(c) If the Administrative Agent (at the direction of the Majority Purchasers) notifies the Seller that the Purchasers dispute the calculation of the Buydown Gold Ounces and the Buydown Premium within five (5) Business Days of delivery of the Buydown Option Notice, the Administrative Agent's notice shall set forth the reasons for such dispute and the Administrative Agent's calculation of the Buydown Gold Ounces and the Buydown Premium (the "Buydown Dispute Notice"). The Seller and the Administrative Agent (at the direction of the Majority Purchasers) shall have ten (10) Business Days from the date of delivery of the Buydown Dispute Notice to meet and attempt to mutually agree upon the calculation of the Buydown Gold Ounces and Buydown Premium, failing which the Seller and the Administrative Agent (at the direction of the Majority Purchasers) shall be entitled to request a Neutral Auditor to determine the correct calculation of the Buydown Gold Ounces and Buydown Premium as an independent expert. If the Seller and the Administrative Agent (at the direction of the Majority Purchasers) cannot mutually agree upon a Neutral Auditor within five (5) Business Days of the expiry of the foregoing ten (10) Business Day period, then the Seller or the Administrative Agent (at the direction of the Majority Purchasers) may make a request to ADRIBC to appoint the Neutral Auditor. The Seller and the Administrative Agent (at the direction of the Majority Purchasers) shall instruct the Neutral Auditor to deliver its written determination of the correct calculation of the Buydown Gold Ounce and Buydown Premium to them no later than ten (10) Business Days after the dispute has been referred to it (or within any other period of time as mutually agreed between the Seller and the Administrative Agent). The Neutral Auditor shall give written reasons for its determination regarding the calculation of the Buydown Gold Ounces and Buydown Premium. Any determination rendered by the Neutral Auditor in respect of the calculation of the Buydown Gold Ounces and Buydown Premium shall be final and binding on the Parties. At the conclusion of such determination by the Neutral Auditor, if the quantity of the Buydown Gold Ounces and Buydown Premium determined by the Neutral Auditor to be due to the Purchasers is greater than the quantity calculated by the Seller, then the reasonable costs of the Neutral Auditor will be borne by the Seller, otherwise the reasonable costs of the Neutral Auditor will be borne by the Purchasers.

(d) The Seller shall deliver the Buydown Gold Ounces and the Buydown Premium to the Purchasers in accordance with each Purchaser's Applicable Percentage within two (2) Business Days after the Seller and the Purchasers have agreed on the calculation of the Buydown Gold Ounces and the Buydown Premium or the Neutral Auditor has rendered its written decision, as applicable, or such other date as may be agreed upon by the Seller and the Administrative Agent (at the direction of the Majority Purchasers). Sections 3.2(b), (c) and (e) shall apply mutatis mutandis to the delivery of Refined Gold by the Seller to the Purchasers under this Section 3.6. Upon delivery of the Buydown Gold Ounces and the Buydown Premium by the Seller to the Purchasers, the Buydown Delivery Rate and the Buydown Monthly Minimum will be amended in accordance with the terms of this Agreement.

(e) Section 3.4 shall apply mutatis mutandis to the delivery of Buydown Gold Ounces under this Section 3.6.  Payment by the Purchasers, in accordance with each Purchaser's Applicable Percentage, of the aggregate Purchase Price for each delivery of Buydown Gold Ounces shall be made no later than the fifth (5th) Business Day following the Date of Delivery for each delivery of Buydown Gold Ounces. Notwithstanding anything to the contrary contained herein, no Purchase Price shall be paid by the Purchasers to the Seller for the delivery of the Buydown Premium under this Section 3.6.

3.7 Annual Reconciliation

(a) Within 60 days of the end of each calendar year during which the delivery of Reference Gold to an Offtaker occurs, the Seller shall deliver a report to the Administrative Agent (on behalf of the Purchasers) setting out (1) the actual number of ounces of Refined Gold delivered by the Seller to the Purchasers during such calendar year pursuant to Sections 3.1 and 3.2(a) (the "Annual Payable Gold"), (2) the No-Buydown Delivery Rate for such calendar year, and (3) the Buydown Delivery Rate for such calendar year. If the Annual Payable Gold for a calendar year is less than the Delivery Rate for such calendar year, then the Seller shall sell and deliver to the Purchasers, in accordance with each Purchaser's Applicable Percentage, within 70 days of the end of the applicable calendar year, an amount of Refined Gold equal to the difference between the Delivery Rate for such calendar year and the Annual Payable Gold for such calendar year.

(b) Sections 3.2(b)-(e), 3.3, 3.4 and 3.5 shall apply mutatis mutandis to the sale and delivery of Refined Gold under Section 3.7(a).

ARTICLE 4
ADVANCE PAYMENT

4.1 Advance Payment

(a) In consideration for the promises and covenants of the Seller contained herein, including the sale and delivery by the Seller to the Purchasers of Refined Gold, the Purchasers hereby agree to pay, in accordance with each Purchaser's Applicable Percentage, to the Seller an advance payment in cash in the amount of $75,000,000 (the "Advance Payment"), as a prepayment of the Purchase Price, payable in accordance with Section 4.2.

(b) No interest will be payable by the Seller on or in respect of the Advance Payment paid by the Purchasers to the Seller.

4.2 Conditions Precedent in Favour of the Purchasers

The Purchasers shall pay the Advance Payment to the Seller on the Closing Date after the satisfaction and fulfilment of each of the following conditions (collectively, the "Advance Payment Funding Conditions"):

(a) the Administrative Agent (on behalf of the Purchasers) shall have received a certificate of status, good standing or compliance (or equivalent) for the Seller and each other Seller Group Member issued by the relevant Governmental Authority dated not earlier than three (3) Business Days prior to the Closing Date (or such earlier date as may be acceptable to the Administrative Agent);

(b) the Seller shall have delivered to the Administrative Agent (on behalf of the Purchasers) evidence, in form satisfactory to the Administrative Agent, acting reasonably, that the Seller shall have received all required consents as may be necessary from the lenders under the Equinox Credit Agreement and MDC Holding Company LLC in order to perform the Seller's obligations hereunder;

(c) the Seller shall have delivered to the Administrative Agent (on behalf of the Purchasers) an executed certificate of a senior officer of the Seller, in form and substance satisfactory to the Administrative Agent, acting reasonably, as to (i) the constating documents of the Seller, (ii) the resolutions of the board of directors of the Seller authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, (iii) the names, positions and true signatures of the persons authorized to sign this Agreement on behalf of the Seller; and (iv) such other customary matters pertaining to the transactions contemplated hereby as the Administrative Agent may reasonably require;

(d) the Seller shall have delivered to the Purchasers favourable opinions, in form and substance satisfactory to the Administrative Agent, acting reasonably, from external legal counsel to the Seller as to customary matters for a transaction of this nature, including (i) the legal status of the Seller; (ii) the authority of the Seller to execute and deliver this Agreement; (iii) the execution and delivery of this Agreement, and the enforceability thereof against the Seller; and (iv) any other customary matters relating to this Agreement and the transactions contemplated hereby;

(e) the Owner shall have delivered to the Administrative Agent (on behalf of the Purchasers) a title opinion, in form and substance satisfactory to the Administrative Agent, acting reasonably, from external legal counsel to the Owner, that indicates that the Owner is the registered or recorded and legal and beneficial owner of a 100% interest in and to the Mining Properties, free and clear of all Encumbrances, other than Permitted Encumbrances;

(f) no order, directive, decree, judgment, ruling, award, injunction, direction or request of any Governmental Authority or other decision-making authority of competent jurisdiction or Applicable Law, which restrains, enjoins, prohibits or otherwise makes illegal the consummation of the transactions contemplated by this Agreement shall be in effect;

(g) no action or proceeding, at law or in equity, shall be pending or threatened by any Governmental Authority or other person to restrain, enjoin or prohibit the consummation of the transactions contemplated by this Agreement; and

(h) on and as of the Closing Date: (i) all of the representations and warranties made by the Seller in Schedule C of this Agreement will be true and correct in all respects as if made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, then as of such date), (ii) the Seller will have performed and complied with its obligations under this Agreement to be performed or complied with by the Seller prior to the time of closing on the Closing Date, and (iii) no Event of Default (or event which with notice or lapse of time or both would become an Event of Default) shall have occurred and be continuing; and the Seller shall have delivered to the Administrative Agent (on behalf of the Purchasers) an executed certificate of a senior officer of the Seller, in form and substance satisfactory to the Administrative Agent, acting reasonably, certifying the matters in this Section 4.2(h).

4.3 Satisfaction of the Advance Payment Funding Conditions

(a) The Seller shall use all reasonable commercial efforts and take all reasonable commercial action as may be necessary or advisable to satisfy and fulfil the Advance Payment Funding Conditions as promptly as reasonably practicable. The Parties will cooperate in exchanging such information and providing such assistance as may be reasonably required in connection with the foregoing.

(b) If the Advance Payment Funding Conditions have not been satisfied on or before the Effective Date, then the Administrative Agent (at the direction of the Majority Purchasers) shall have the right to terminate this Agreement upon prior written notice to the Seller without any liability; provided that each Party shall continue to be liable for any breach of this Agreement that occurred prior to such termination.

(c) Each of the conditions set forth in Section 4.2 is for the exclusive benefit of the Purchasers and may only be waived by the Administrative Agent (on behalf of the Purchasers) in its sole discretion.

4.4 Financing Condition Precedent

(a) The Purchasers shall, in accordance with each Purchaser's Applicable Percentage pay the Advance Payment to the Seller on the Closing Date after Sandbox has completed a financing sufficient to fund Sandbox's Applicable Percentage of the Advance Payment (the "Financing Condition").

(b) Sandbox shall use all reasonable commercial efforts and take all reasonable commercial action as may be necessary or advisable to satisfy and fulfil the Financing Condition as promptly as reasonably practicable. The Parties will cooperate in exchanging such information and providing such assistance as may be reasonably required in connection with the foregoing.

(c) If the Financing Condition has not been satisfied on or before the Effective Date, then either the Seller or Sandbox shall have the right to terminate this Agreement upon prior written notice to the other Parties without any liability; provided that each Party shall continue to be liable for any breach of this Agreement that occurred prior to such termination.

4.5 Use of Advance Payment

The Seller shall ensure that the Advance Payment is used solely to fund the Seller's pro rata share of construction costs to complete the construction of the Project in accordance with the Development Plan (as defined in the Greenstone Project Joint Venture Agreement) or for general corporate purposes.

ARTICLE 5
TERM

5.1 Term

The term of this Agreement shall commence on the Execution Date and, subject to Section 11.2, shall continue until the No-Buydown Delivery Threshold and the Buydown Delivery Threshold have been reduced to zero in accordance with the terms of this Agreement (the "Term"). For greater certainty, the obligations of the Seller and the Purchasers under this Agreement that occurred prior to the end of the Term and any obligations of the Seller under Section 5.2 shall continue after the expiry of the Term until such obligations have been satisfied in full.

5.2 Repayment of Uncredited Balance

If, by the end of the Term, the Seller has not sold and delivered to the Purchasers an amount of Refined Gold sufficient to reduce the Uncredited Balance to nil, as calculated in accordance with Section 3.4(a), then the Seller shall pay to the Purchasers, in accordance with each Purchaser's Applicable Percentage, within five (5) days of the expiry of the Term, the Uncredited Balance then outstanding as of the expiry of the Term.

ARTICLE 6
REPORTING; BOOKS AND RECORDS

6.1 Reporting Requirements

(a) On or before the 15th day after the end of each calendar month during the Term when production of Minerals is occurring, the Seller shall provide to the Administrative Agent (on behalf of the Purchasers) a Monthly Report in respect of such calendar month.

(b) On or before the 45th day after the end of each of the Seller's fiscal quarters, the Seller shall provide to the Administrative Agent (on behalf of the Purchasers) a copy of its quarterly unaudited consolidated financial statements for such quarter (provided that the making of documents publicly available on the Seller's SEDAR profile satisfies this requirement).

(c) On or before the 120th day after the end of each of the Seller's fiscal years, the Seller shall provide to the Administrative Agent (on behalf of the Purchasers) a copy of its audited annual consolidated financial statements for such year (provided that the making of documents publicly available on the Seller's SEDAR profile satisfies this requirement).

(d) Within 90 days after the end of each calendar year, and promptly whenever a material update to any life of mine plan in respect of the Mining Properties or the Project is adopted by the Seller or any of its Affiliates, the Seller shall provide to the Administrative Agent (on behalf of the Purchasers):

(i) the annual production forecast for gold from the Mining Properties during the then current calendar year (to be set out on a monthly basis) and the remaining life of mine thereafter (to be set out on a yearly basis);

(ii) a list of assumptions used in developing the forecasts referred to in paragraph (i), including the types, tonnages, grade and gold recoveries of ore from the Mining Properties during the applicable forecast period;

(iii) a statement setting out an estimate of the gold Reserves and Resources for the Mining Properties and the assumptions used; and

(iv) an annual operating and financial budget for the Mine.

(e) During the Term, the Seller shall provide the Administrative Agent (on behalf of the Purchasers) with written notice of each of the following events promptly upon the Seller or any of its Affiliates becoming aware of or having knowledge of such event:

(i) the occurrence of an Event of Default, or any event or circumstance which, with notice or lapse of time or both, would become an Event of Default or may result in an Event of Default;

(ii) the loss of, or material non-compliance with the terms of, or any threat (whether or not in writing) by a Governmental Authority to revoke or suspend, any material Approval required to develop, construct, own or operate the Project;

(iii) all material actions, suits and proceedings before any Governmental Authority or arbitrator pending, or to the knowledge of any Seller Group Member, threatened, against or directly affecting any Seller Group Member, including any actions, suits, claims, notices of violation, hearings, investigations or proceedings pending, or to the knowledge of any Seller Group Member, threatened, against or affecting any Seller Group Member, or with respect to the ownership, use, maintenance and operation of the Project and the Project Assets;

(iv) any violation or suspected violation of any Applicable Law by any Seller Group Member in any material respect;

(v) any material disputes or disturbances pertaining to the Project involving local communities;

(vi) any material labour disruption involving the workforce at the Project;

(vii) any event, circumstance or fact that could reasonably be expected to give rise to a default of, or an event of default under, or accelerate payment under any agreement in respect of, debt of any Seller Group Member in a principal amount equal to not less than 10% of the amount of the debt of such Seller Group Member without giving effect to any amendments or waivers from the creditor party thereunder; and

(viii) any other condition or event which has resulted, or that could reasonably be expected to result, in a Material Adverse Effect;

in each case, accompanied by a written statement by a senior officer of the Seller setting forth details of the occurrence referred to therein (provided that the making of public disclosure of such events satisfies the notice requirement under this Section 6.1(e) without the requirement to deliver a written statement by a senior officer of the Seller).

6.2 Books and Records

The Seller shall keep, and shall cause the Owner to keep, true, complete and accurate Books and Records. The Seller shall permit, and shall cause the Owner to permit, the Administrative Agent and its authorized representatives and agents to perform audits, reviews and other examinations of the Books and Records from time to time solely for the purpose of confirming compliance with the terms of this Agreement, upon not less than three (3) Business Days' prior written notice from the Administrative Agent to the Seller, at mutually agreeable times during normal business hours, and in such a manner so as not to unreasonably interfere with the Seller's day-to-day business activities; provided that the Administrative Agent and its authorized representatives and agents will not exercise such rights more often than once during any calendar year absent: (a) the existence of an Event of Default; (b) a material deficiency identified during a previous audit or review; or (c) the requirement of either Purchaser to prepare a technical report under Applicable Laws, in which case such rights may be exercised at such periods as may be reasonably determined by the Purchasers. In conducting such audits, reviews or other examinations, the Administrative Agent may, at its expense, obtain or make copies of such Books and Records. For greater certainty, the Books and Records and all information derived therefrom shall be subject to Section 6.5 hereof.

6.3 Technical Data

(a) At the written request of the Administrative Agent, the Seller shall promptly provide, and cause its Affiliates to provide, to the Administrative Agent (on behalf of the Purchasers), the following materials to the extent required to permit any Purchaser to comply with its reporting requirements and continuous disclosure obligations under Applicable Laws:

(i) qualified persons' consents and qualified persons' certificates (with respect to technical reports pertaining to the Mining Properties);

(ii) technical data, records or information pertaining to the Mining Properties, as would reasonably be necessary to prepare a technical report in compliance with NI 43-101 or an acceptable foreign code (as such term is defined in NI 43-101), in the possession or control of the Seller or any of its Affiliates;

(iii) copies of any technical report in respect of the Mining Properties, and the Seller shall cause the authors of such technical report to have such technical report addressed directly to the Purchaser if the Purchaser is required to file such technical reports under NI 43-101 or an acceptable foreign code (as such term is defined in NI 43-101); and

(iv) such other scientific and technical information as such Purchaser reasonably requests for the purpose of the Purchaser:

(A) preparing a technical report on the Mining Properties in accordance with NI 43-101 or an acceptable foreign code (as such term is defined in NI 43-101); and

(B) complying with the continuous disclosure obligations of the Purchaser under Applicable Laws (including NI 43-101 or an acceptable foreign code (as such term is defined in NI 43-101)).

(b) Each Purchaser shall provide to the Seller an advance draft copy of any technical report on the Mining Properties prepared by or on behalf of it or any of its Affiliates in compliance with Applicable Laws before it is publicly filed or otherwise publicly announced, and in any event not less than five (5) Business Days before it is filed or publicly announced.

6.4 Inspections

(a) Subject at all times to the workplace rules and supervision of the Seller and to the respective Seller Group Member's requirements under the existing Greenstone Project Joint Venture Agreement, the Seller grants, and shall cause the Owner to grant, to the Administrative Agent and its representatives and agents, at reasonable times and upon not less than three (3) Business Days' prior written notice, and at the Administrative Agent's sole risk and expense (except for the negligence or willful misconduct of the Seller or its Affiliates), the right to access and physically inspect the Project and the Project Assets in order to monitor and review the Owner's mining operations on the Mining Properties, to confirm compliance with the terms and conditions of this Agreement, to prepare technical reports in accordance with and as required by Applicable Laws, and to comply with its continuous disclosure obligations under Applicable Laws. The Seller shall use all reasonable commercial efforts to obtain any consent or approval that may be required under the Greenstone Project Joint Venture Agreement to comply with its obligations under this Section 6.4(a).

(b) The Administrative Agent may avail itself of the right of access under Section 6.4(a) a maximum of once per calendar year, except (i) where reasonably necessary to confirm compliance with this Agreement or to investigate any discrepancies identified, or (ii) where additional access is reasonably requested by the Purchaser in connection with the Purchaser complying with its continuous disclosure obligations under Applicable Laws (including preparing technical reports).

(c) The Administrative Agent shall defend, indemnify and hold the Seller and its Affiliates harmless from and against all Losses arising from or related to all claims for damages, including injury or damage to persons or property, or death, sustained by the Administrative Agent and its representatives and agents while on the lands that comprise the Project, including the Mining Properties, except to the extent the same are caused by the negligence or wilful misconduct of the Seller or its Affiliates.

6.5 Confidentiality

(a) Each Party agrees that it shall maintain as confidential and shall not disclose, and shall cause its Affiliates, employees, officers, directors, advisors, agents and representatives to maintain as confidential and not to disclose, any information (whether written, oral or in electronic or other format) received or reviewed by such Party (a "Receiving Party") from the other Party, its Affiliates, employees, officers, directors, advisors, agents or representatives (a "Disclosing Party") as a result of or in connection with this Agreement ("Confidential Information"), except in the following circumstances:

(i) a Receiving Party may disclose Confidential Information to its professional advisors, including its auditors, legal counsel, lenders, brokers, underwriters and investment bankers, and other prospective acquisition, financing or transaction counterparties, provided each person to whom the Confidential Information is disclosed agrees to be bound by these terms of confidentiality (or is bound by professional obligations to maintain confidentiality) and may only use such information for the limited purpose for which it was disclosed;

(ii) subject to Sections 6.5(c) and 13.10, a Receiving Party may disclose Confidential Information where that disclosure is necessary to comply with any Applicable Law or court order, its disclosure obligations and requirements under any securities law, rules or regulations or stock exchange listing agreements, policies or requirements provided that the proposed disclosure is limited to factual matters and that the Receiving Party will have availed itself of the full benefits of any laws, rules, regulations or contractual rights as to disclosure on a confidential basis to which it may be entitled, including redacting all proprietary, structural or other confidential information of the Disclosing Party prior to making such disclosure and only following the prior review of the Disclosing Party;

(iii) where disclosure is necessary for the purposes of the preparation and conduct of any expert, arbitration, or court proceeding, under or in connection with this Agreement;

(iv) a Receiving Party may disclose Confidential Information where such information is already public knowledge other than by a breach of the confidentiality terms of this Agreement or obtained independently of this Agreement and the source of such information is not known to the Receiving Party, after reasonable enquiry, to be bound by a confidentiality agreement or otherwise prohibited from transmitting the Confidential Information by a contractual, legal or fiduciary obligation;

(v) with the approval of the Disclosing Party; and

(vi) a Receiving Party may disclose Confidential Information to those of its and its Affiliates' directors, officers, employees and agents who need to have knowledge of the Confidential Information.

(b) Each Party shall ensure that its and its Affiliates' employees, directors, officers and agents and those persons listed in Section 6.5(a)(i), where applicable, are made aware of this Section 6.5 and comply with the provisions of this Section 6.5. Each Party shall be liable to the other Party for any improper use or disclosure of such terms or information by such persons. In addition, each Party has the right to pursue causes of action or other claims against such persons.

(c) No Party shall publically disclose this Agreement without reasonable prior consultation with, (i) in the case of the Seller, the Administrative Agent, and (ii) in the case of a Purchaser, the Seller, and the applicable Parties shall consult with each other with respect to any proposed redactions to this Agreement in compliance with Applicable Laws before it is publically disclosed.

ARTICLE 7
COVENANTS

7.1 Conduct of Operations

(a) Except as otherwise provided in this Agreement, all decisions regarding the Project and the Project Assets, including all decisions concerning the methods, extent, times, procedures and techniques of any: (i) exploration, development and mining on the Mining Properties; (ii) spending on development, operations and capital expenditures; (iii) leaching, milling, processing or extraction; (iv) decisions to develop, construct, operate and expand the Project; (v) materials to be introduced on or to the Mining Properties and the Mineral Processing Facility; and (vi) the sales of Minerals and terms thereof, shall be made by the Seller and its Affiliates in their sole discretion.

(b) The Seller shall cause the Owner to operate the Project on a commercial basis as though it has the full economic interest in the Produced Gold in the absence of this Agreement and as if the Owner is entitled to receive the Gold Market Price for all Produced Gold. The Seller shall cause the Owner to ensure that all cut-off grade, short term mine planning, longer term planning and production decisions, and all resource and reserve calculations, concerning the Project shall be based on gold prices consistent with normal industry practice.

(c) The Seller shall cause the Owner to conduct its business, and carry out and perform all mining operations and activities pertaining to or in respect of the Mining Properties and the Mineral Processing Facilities, in accordance with the mine plan for the Project then in existence and in compliance in all material respects with all Applicable Laws and applicable Approvals and in a manner that is consistent in all material respects with sound exploration, mining, processing, engineering and environmental practices prevailing in the mining industry.

(d) The Seller shall cause the Owner to obtain, as and when required, and preserve and maintain, all Approvals (including environmental Approvals), and contracts which are required (i) to develop, construct, own, operate and maintain the Project, (ii) to operate the Project as contemplated by the then current mine plan, and (iii) for the Seller and to perform their respective obligations under this Agreement.

7.2 Processing/Commingling

(a) The Seller shall ensure that the Owner does not process Other Minerals through the Mineral Processing Facility in priority to or in place of, or commingle Other Minerals with, Minerals, unless:

(i) the Seller and the Owner have adopted and employ reasonable practices and procedures for weighing, determining moisture content, sampling and assaying and determining recovery factors (a "Commingling Plan"), such Commingling Plan to ensure the division of Other Minerals and Minerals for the purposes of determining the quantum of the Produced Gold, and which Commingling Plan would not reasonably be expected to have a negative impact on the Purchasers (unless compensation is paid in accordance with Section 7.2(a)(iv));

(ii) the Administrative Agent (at the direction of the Majority Purchasers) has approved the Commingling Plan and any changes to such plan which may be proposed from time to time, such approval not to be unreasonably withheld, conditioned or delayed;

(iii) the Seller and the Owner keep, for a period of five (5) years after Minerals are commingled with Other Minerals, all books, records, data and samples required by the Commingling Plan and makes such books, records, data and samples available to the Administrative Agent in accordance with the terms of this Agreement; and

(iv) the Seller compensates the Purchasers for any negative impact incurred or suffered by the Purchasers if and to the extent that the processing of Minerals through the Mineral Processing Facility, and the delivery of Refined Gold in an amount equal to the Payable Gold hereunder, is delayed as a result of such Other Minerals being processed through the Mineral Processing Facility in place of Minerals ("Displacement").

(b) The Seller shall provide, and cause the Owner to provide, notice to the Administrative Agent (on behalf of the Purchasers) of the commencement of any commingling of Other Minerals with Minerals at least five (5) Business Days prior to such commencement.

(c) Compensation under Section 7.2(a)(iv) shall be in the form of increased deliveries of Refined Gold in order to ensure that the quantity and timing of deliveries received by the Purchasers are the same as they would have been had such Displacement not occurred.

7.3 Preservation of Corporate Existence

(a)

(i) subject to Section 7.3(a)(ii), the Seller shall do all things necessary or advisable to maintain its corporate existence; and

(ii) the Seller may merge, amalgamate or consolidate with another entity, reincorporate or reconstitute into or as another entity, or consummate a similar corporate event provided that at the time of such merger, amalgamation, consolidation, reincorporation, reconstitution, or consummation, the resulting, surviving or transferee entity assumes in favour of the Administrative Agent and the Purchasers all obligations of the Seller, as applicable, under this Agreement.

(b) The Seller shall not continue to any jurisdiction, or otherwise domicile itself, outside of Canada.

7.4 Owner of Project Assets

(a) The Seller shall cause the Owner to keep at all times the Mining Properties and all Approvals necessary to develop, construct, own and operate the Project in good standing, in full compliance of its obligations under all Applicable Laws, and make timely payment of all maintenance fees and other Taxes, fees and other amounts required to be paid in respect of the Mining Properties and all such Approvals.

(b) The Seller shall promptly notify the Administrative Agent (on behalf of the Purchasers) when the Owner or any of its Affiliates has acquired any right, title or interest in or to any unpatented, leasehold and patented mining properties, and any other forms of mineral tenure or other rights to minerals or mining rights, or rights to work or enter upon lands for the purpose of exploring for, developing or extracting minerals in the Area of Interest.

(c) Notwithstanding any other term of this Agreement, any Seller Group Member may Transfer, in whole or in part, the Project Assets or reorganize the holding of any Seller Group Member, without the prior written consent of the Purchasers, and nothing in this Agreement shall restrict a change of control of a Seller Group Member. If no Seller Group Member owns any interest in the Project Assets, directly or indirectly, the Parties will use commercially reasonable efforts to amend the terms of this Article 7 to reflect any such Transfer.

7.5 Insurance

(a) The Seller shall maintain, and cause the Owner to maintain, with reputable insurance companies, insurance (including business interruption insurance) with respect to the Project Assets and the development, construction, and operations of the Project by the Owner or its agents conducted on and in respect thereof against such casualties and contingencies, and of such types and in such amounts as is customary in the case of similar mining operations in North America.

(b) The Seller shall, upon the reasonable request of the Administrative Agent at reasonable intervals and no more than once per year, furnish to the Administrative Agent (on behalf of the Purchasers) a certificate setting forth the nature and extent of all insurance maintained by or on behalf of the Seller and the Owner in accordance with Section 7.5(a). The Seller shall, upon the request of the Administrative Agent, provide the Administrative Agent (on behalf of the Purchasers) with copies of all insurance policies as in effect from time to time relating to the Project.

(c) The Seller shall not, and shall ensure that the Owner does not, at any time do or omit to do anything, or cause anything to be done or omitted to be done, whereby any insurance required to be effected hereunder would, or would be likely to, be rendered void or voidable or suspended, impaired or defeated in whole or in part.

(d) The Seller shall ensure that each shipment of Minerals to an Offtaker containing Produced Gold is adequately insured in such amounts and with such coverage as is customary in the mining industry until delivery of each such shipment to an Offtaker has occurred. Notwithstanding any other provision of this Agreement, where the Owner or any of its Affiliates has received payment under an insurance policy in respect of a shipment of Minerals to any Offtaker containing Produced Gold that is lost or damaged after leaving the Mineral Processing Facility and before delivery to an Offtaker occurs, the quantity of Produced Gold contained in any such shipment for which the Owner or any of its Affiliates receives payment under such insurance policy (as determined by provisional assays or estimates or, if prepared, final assays or settlements) shall count towards determining the amount of Reference Gold in respect of which an Offtaker Payment has been received for the purposes of determining the amount of Payable Gold to be sold and delivered hereunder.

7.6 Offtake Agreements

(a) The Seller shall not, and shall ensure that the Owner and its Affiliates do not, sell unprocessed ore mined or produced from the Mining Properties to any person without the prior written consent of the Administrative Agent (at the direction of the Majority Purchasers) unless: (i) the Owner or any of its Affiliates is able to determine the number of ounces of Reference Gold contained in any unprocessed ore mined or produced from any Mining Property and delivered to such person; and (ii) the Purchasers shall receive deliveries of an amount of Refined Gold pursuant to Sections 3.1 and 3.2 equal to the number of ounces of Payable Gold that would have been delivered under this Agreement if the unprocessed ore was processed through the Mineral Processing Facility.

(b) The Seller shall ensure, and shall cause the Owner and its Affiliates to ensure that, subject to Section 7.6(a), when Minerals containing Reference Gold are sold, all such Minerals are sold to an Offtaker pursuant to an Offtake Agreement.

(c) The Seller shall ensure, and shall cause the Owner and any of its Affiliates that is a party to an Offtake Agreement to ensure that, all Offtake Agreements are on commercially reasonable terms and conditions.

(d) The Seller shall, and shall cause the Owner and any of its Affiliates that is a party to an Offtake Agreement to, deliver all Minerals that include Reference Gold to each Offtaker, in such quantity, description and amounts and at such times and places as required under and in accordance with each Offtake Agreement.

(e) The Seller shall provide to the Administrative Agent (on behalf of the Purchasers), and shall cause the Owner and any of its Affiliates that is a party to an Offtake Agreement to provide to the Administrative Agent (on behalf of the Purchasers), promptly upon its request, copies of all Offtake Agreements and any material amendments thereto.

(f) The Seller shall take commercially reasonable steps to enforce, and shall ensure the Owner and any of its Affiliates that is a party to an Offtake Agreement will take commercially reasonable steps to enforce, any of their respective rights and remedies under such Offtake Agreement with respect to any breaches of the terms or conditions thereof relating to Reference Gold. Subject to the Seller's requirements under its existing Offtake Agreements, the Seller shall notify the Administrative Agent (on behalf of the Purchasers) in writing when any such dispute arising out of or in connection with any such Offtake Agreement is commenced and shall provide the Administrative Agent (on behalf of the Purchasers) with timely updates of the status of any such dispute and the final decision and award of the court or arbitrator with respect to such dispute, as the case may be. The Seller shall use all reasonable commercial efforts to obtain any consent or approval that may be required under any existing Offtake Agreement to comply with its obligations specified in the preceding sentence.

ARTICLE 8
TRANSFERS OF INTEREST

8.1 Assignment of Agreement by the Seller

The Seller shall not Transfer all or any part of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent (at the direction of the Majority Purchasers), except as contemplated by Section 7.3(a)(ii).

8.2 Transfers by the Purchaser

(a) Any Purchaser may Transfer all or any part of their rights or obligations under this Agreement without the prior written consent of the Seller, including by way of syndication or granting of participation rights. Any Purchaser transferring all or part of their rights or obligations under this Agreement shall give the Seller notice of such Transfer and the name of the Transferee(s) as soon as reasonably practicable before completion of such Transfer. In order for any such Transfer to be effective: (i) the Transferee must agree in writing to be bound as a Purchaser by this Agreement and to assume all obligations as a Purchaser under this Agreement to the extent of its Applicable Percentage; and (ii) the Purchasers and the Transferee must agree on their new respective Applicable Percentages. The Administrative Agent may, but is not required to, act as the Administrative Agent of such Transferee.

(b) For greater certainty, any Purchaser shall be entitled at any time to Transfer its interest in this Agreement as security in favour of its lenders and grant or allow to exist an Encumbrance in respect of this Agreement in favour of its lenders.

8.3 Restricted Persons

Notwithstanding anything in this Agreement to the contrary, no Party may effect a Transfer of its rights or obligations under this Agreement to any Restricted Person; provided that, this Section 8.3 shall not prevent, prohibit or restrict any enforcement by the Purchaser's lenders in respect of their security interest in this Agreement, and any such enforcement shall not constitute a Transfer for the purposes of this Section 8.3.

ARTICLE 9
REPRESENTATIONS AND WARRANTIES

9.1 Representations and Warranties of the Seller

The Seller, acknowledging that the Administrative Agent and the Purchasers are entering into this Agreement in reliance thereon, hereby makes, on and as of the Execution Date, the representations and warranties to the Administrative Agent and the Purchasers set forth in Schedule C.

9.2 Representations and Warranties of the Purchaser

Each Purchaser, acknowledging that the Seller is entering into this Agreement in reliance thereon, hereby makes, on and as of the Execution Date, the representations and warranties to the Seller set forth in Schedule D, as such representations and warranties apply to each such Purchaser.

9.3 Survival of Representations and Warranties

The representations and warranties set forth above shall survive the execution and delivery of this Agreement.

9.4 Knowledge

Where any representation or warranty contained in this Agreement is expressly qualified by reference to the "knowledge" of the Seller, it shall be deemed to refer to the actual knowledge of the Seller's Chief Financial Officer and Chief Operating Officer and all knowledge which such persons would have if such person made reasonable enquiry into the relevant subject matter having regard to the role and responsibilities of such person as an officer of the Seller.

ARTICLE 10
DEFAULTS AND DISPUTES

10.1 Events of Default

Each of the following events or circumstances constitutes an event of default by the Seller (each, an "Event of Default"):

(a) the Seller fails to sell and deliver Refined Gold to the Purchasers on the terms and conditions set forth in this Agreement within 10 Business Days of the date upon which sale and delivery is required hereunder;

(b) the Seller is in breach or default of any of its representations, warranties, covenants or obligations set forth in this Agreement in any material respect (other than a breach or default under Sections 10.1(a) and (c)) and such breach or default is not remedied within 30 days following delivery by the Administrative Agent to the Seller of written notice, or such longer period of time as the Administrative Agent may determine in its sole discretion;

(c) any Seller Group Member does not observe, perform or comply with any covenant or obligation that the Seller is required to cause the Seller Group Member to observe, perform or comply with, or ensure they observe, perform or comply with, under this Agreement in any material respect, and such non performance or non-compliance is not remedied within a period of 30 days following delivery by the Administrative Agent to the Seller of written notice of such non-observance, non performance or non-compliance, or such longer period of time as the Administrative Agent may determine in its sole discretion (at the direction of the Majority Purchasers);

(d) the Seller is in breach or default of Section 8.1;

(e) it is or becomes unlawful, or any action taken by a Governmental Authority makes it impractical or impossible, for the Seller to perform any of its obligations in any material respect under this Agreement; or

(f) upon the occurrence of an Insolvency Event with respect to any Seller Group Member.

10.2 Purchaser Remedies

(a) If an Event of Default occurs and is continuing, the Purchasers shall have the right, upon written notice from the Administrative Agent (at the direction of the Majority Purchasers) to the Seller, at its option and in addition to and not in substitution for any other remedies available at law or equity, to take any or all of the following actions:

(i) demand delivery by the Seller to the Purchasers of any Refined Gold deliverable but not yet delivered in accordance with this Agreement; and

(ii) terminate this Agreement by written notice to the Seller and, without limiting 10.2(a)(i): (x) demand a refund of the Uncredited Balance, if any; and (y) demand all additional Losses suffered or incurred by the Purchasers as a result of the occurrence of such Event of Default and termination, including following termination, Losses based on the Purchasers' loss of the benefits from this Agreement. Notwithstanding any other provision of this Article 10, if an Event of Default under Sections 10.1(b) or 10.1(c) has occurred and is continuing, and the occurrence and continuance of any such Event of Default does not have a Material Adverse Effect (or would not, with notice or the passage of time, have a Material Adverse Effect), then the Administrative Agent shall have no right to terminate this Agreement, but the Purchasers shall be entitled to all other remedies available to it at law or at equity.

(b) For greater certainty, if the Administrative Agent (at the direction of the Majority Purchasers) does not exercise its termination right under Section 10.2(a)(ii), the obligations of the Seller under this Agreement shall continue in full force and effect.

(c) The Seller shall promptly pay the Purchasers all Losses under Section 10.2(a)(ii) upon demand from the Administrative Agent (at the direction of the Majority Purchasers).

10.3 Indemnity

(a) Each of the Parties agrees to indemnify and save harmless the other Parties and their respective Affiliates and directors, officers and employees from and against any and all Losses suffered or incurred by any of the foregoing persons in connection with:

(i) any inaccuracy in or default or breach of any representation or warranty of such Party contained in this Agreement;

(ii) any breach or non-performance by such Party of any covenant or obligation to be performed by it pursuant to this Agreement;

(iii) in the case of indemnification by the Seller, an Event of Default; and

(iv) pursuing any remedies that a Party is entitled to hereunder.

(b) This Section 10.3:

(i) is a continuing obligation, separate and independent from the Parties' other obligations and survives the termination of this Agreement;

(ii) is absolute and unconditional and unaffected by anything that might have the effect of prejudicing, releasing, discharging or affecting in any other way the liability of the Party giving the indemnity;

(iii) shall not apply to the extent such Losses have been, or will be recovered under Section 10.2; and

(iv) is in addition the right to pursue all other remedies available to a Party under this Agreement or at law or at equity, including specific performance and damages.

(c) It is not necessary for a Party to incur expense or make payment before enforcing a right of indemnity under this Agreement.

(d) Each of the Parties shall act as the trustee to its related indemnified persons under this Article 10 to the extent indemnified under this Agreement and accepts this trust and will hold and enforce the covenants herein on behalf of such related indemnified persons.

10.4 Disputes

If a Dispute (other than a dispute in respect of the calculation of the Buydown Gold Ounces) arises between the Parties, the Parties shall promptly and in good faith attempt to resolve such Dispute through negotiations conducted in the following manner:

(a) the disputing Party shall give written notice to the other Party (in the case of a Dispute between the Seller and any of the Purchasers, such Party being the Administrative Agent), which notice shall include a statement of the disputing Party's position and a summary of the arguments supporting its position;

(b) within 15 days after receipt of such notice, the receiving Party shall submit a written response to the disputing Party which shall also include a statement of the receiving Party's position and a summary of the arguments supporting its position;

(c) the Chief Executive Officer, President or equivalent officer of each of the Parties to the Dispute shall meet at a mutually acceptable time and place, but in any event within 15 days after issuance of the disputing Party's written notice to attempt to resolve the Dispute; and

(d) if the Dispute has not been resolved within five (5) days after such meeting, that Dispute shall be resolved in accordance with Section 13.4.

ARTICLE 11
ADDITIONAL PAYMENT TERMS

11.1 Payments

All monetary payments due by one Party to another under this Agreement shall be made in U.S. Dollars and shall be made by wire transfer in immediately available funds to the bank account or accounts designated by the receiving Party in written from time to time.

11.2 Taxes

All deliveries of Refined Gold and all monetary amounts paid hereunder shall be made without any deduction, withholding, charge or levy for or on account of any Taxes (other than Excluded Taxes), all of which shall be for the account of the Party making such delivery or payment. If any such Taxes (other than Excluded Taxes) are so required to be deducted, withheld, charged or levied by the Party making such delivery or payment, then such Party shall make, in addition to such delivery or payment, such additional delivery or payment as is necessary to ensure that the net amount received by the other Party(ies) entitled to delivery or payment (free and clear and net of any such Taxes (other than Excluded Taxes), including any Taxes (other than Excluded Taxes) required to be deducted, withheld, charged or levied on any such additional amount) equals the full amount such other Party would have received had no such deduction, withholding, charge or levy been required. Any gross-up payment or additional delivery by the Seller to the Purchasers under this Section 11.2 shall not reduce the amount of the Uncredited Balance. To the extent a Party pays to an applicable Governmental Authority any Taxes that gives rise to a gross-up or additional delivery as contemplated by this Section 11.2, that Party shall provide to the other Parties reasonable documentation of the payment of such Taxes within 10 Business Days of such payment. The Seller agrees to indemnify and save harmless the Administrative Agent, the Purchasers and their Affiliates and directors, officers and employees from and against any and all Losses suffered or incurred by any of the foregoing persons in connection with the failure of the Seller to pay and remit to any tax authorities any Taxes that may be required to be deducted, withheld, charged or levied on deliveries of Refined Gold or monetary amounts paid hereunder or any other transaction contemplated within this Agreement unless the failure to pay and remit any Taxes arose solely as a result of the Seller relying on information from the Administrative Agent or the relevant Purchaser in determining no tax was payable.

11.3 Refund of Gross-up

If any Party determines, acting in good faith, that it has received a refund of any Taxes as to which it has been grossed-up or received additional deliveries pursuant to Section 11.2, it shall pay to the other Party an amount equal to such refund (but only to the extent of any gross-up or additional deliveries made under Section 11.2 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such other Party, upon the request of such Party, shall repay to such Party the amount paid over pursuant to this Section 11.3 (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Party is required to repay such refund to such Governmental Authority. This Section 11.3 shall not be construed to require any Party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the other Party or any other person.

11.4 Change in Tax Laws

(a) If, as a result of a change in, a revision in, implementation of or amendment to any law or the interpretation of any law by the relevant tax authorities or courts having competent jurisdiction (a "Change in Law"), the Seller is required to deduct, withhold, charge or levy a material amount of Taxes on deliveries of Refined Gold to the Purchasers, which Taxes are materially in excess of the Taxes which would have been deducted, withheld, charged or levied on such deliveries prior to the Change in Law, the Seller, on one hand, and the Administrative Agent, on behalf of the Purchasers, on the other hand, agree that, upon the request of the Seller, they shall negotiate in good faith with each other to amend this Agreement so that the Seller and its Affiliates are no longer adversely affected by any such Change in Law; provided that any such amendment shall not have an adverse impact on the Seller, on the one hand, or the Administrative Agent or the Purchasers on the other hand.

(b) If, as a result of a Change in Law, the Administrative Agent or the Purchasers become liable for a material amount of Taxes on payments made under this Agreement to the Seller, which Taxes are materially in excess of the Taxes that the Administrative Agent or the Purchasers would have been liable for on such payments prior to the Change in Law, the Seller, on one hand, and the Administrative Agent, on behalf of the Purchasers, on the other hand, agree, that upon the request of the Administrative Agent, that they shall negotiate in good faith with each other to amend this Agreement so that the Purchasers, the Administrative Agent and their Affiliates are no longer adversely affected by any such Change in Law; provided that any such amendment shall not have an adverse impact on the Seller, on the one hand, or the Purchasers on the other hand.

11.5 Interest

(a) The dollar value of any Overdue Gold Ounces from time to time outstanding shall accrue interest at the Federal Funds Rate plus 800 basis points once such deliveries are overdue. Interest shall be calculated, compounded and paid monthly and shall be calculated on an amount equal to the product of (1) the number of ounces of Refined Gold subject to such overdue delivery, multiplied by (2) the Gold Market Price on the date at which the Seller's corresponding delivery obligation was originally due.

(b) Without duplicating interest payable in accordance with Section 11.5(a), any dollar amount not paid when due shall accrue interest at the Federal Funds Rate plus 800 basis points once such payments are overdue. Interest shall be calculated, compounded and paid monthly.

11.6 Set Off

Any dollar amount not paid when due by a Party or any Overdue Gold Ounces may be set off against any dollar amount or Refined Gold owed to such Party by the other Party(ies). Any amount of Refined Gold set off and withheld against any non-payment by a Party shall be valued at the Gold Market Price as of the date that such amount of Refined Gold first became due to such Party. Any dollar amount set off and withheld against any Overdue Gold Ounces shall result in a reduction to the Overdue Gold Ounces by that number of ounces equal to the dollar amount set off divided by the Gold Market Price as of the day such dollar amount first became payable. In the event that a sufficient dollar amount is not available for set off by the Seller and a Purchaser is in default of a payment obligation under this Agreement, the Seller may reduce deliveries of Refined Gold by the dollar value of the amount owing by such Purchaser to the Seller which cannot be set off.

ARTICLE 12
THE PURCHASERS AND THE ADMINISTRATIVE AGENT

12.1 The Administrative Agent

(a) The Parties agree that the rights and obligations of the Administrative Agent, and of the Purchasers with respect to the Administrative Agent, set out in Schedule F attached hereto form part of the Agreement.

(b) Notwithstanding any other section of this Agreement, in the event that the Administrative Agent is also a Purchaser, all such actions taken by such Purchaser, in its capacity as Administrative Agent, shall be deemed to be for itself and as agent on behalf of the other Purchasers.

12.2 Purchasers' Obligations Several; No Partnership

The obligations of each Purchaser under this Agreement are several and not joint or joint and several. No Purchaser shall be responsible for the obligations of any other Purchaser hereunder. Neither the entering into of this Agreement nor the completion of any transactions contemplated herein shall constitute the Purchasers a partnership.

ARTICLE 13
GENERAL

13.1 Further Assurances

Each Party shall execute all such further instruments and documents and do all such further actions as may be necessary to effectuate the documents and transactions contemplated in this Agreement, in each case at the cost and expense of the Party requesting such further instrument, document or action, unless expressly indicated otherwise.

13.2 No Joint Venture

Nothing herein shall be construed to create, expressly or by implication, a joint venture, mining partnership, commercial partnership, agency relationship, fiduciary relationship, or other partnership relationship between the Administrative Agent or any Purchaser on the one hand and the Seller on the other hand.

13.3 Treatment and Characterization

The Parties acknowledge and agree that this Agreement and the transactions contemplated hereunder are, and are intended to be, transactions for the delivery and purchase and sale of Refined Gold.

13.4 Governing Law

This Agreement shall be governed by and construed under the laws of the Province of British Columbia and the federal laws of Canada applicable therein (without regard to its laws relating to any conflicts of laws). The courts of the Province of British Columbia shall have non-exclusive jurisdiction to settle any Dispute arising out of or in connection with this Agreement. The United Nations Vienna Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

13.5 Time

Time is of the essence in this Agreement.

13.6 Costs and Expenses

Except as otherwise set out herein, all costs and expenses incurred by a Party shall be for its own account. The Seller agrees that it shall also be responsible for the Administrative Agent's and the Purchasers' reasonable legal costs for: (i) any amendments to this Agreement requested by the Seller after the Closing Date; (ii) the preparation of any additional documents or instruments in connection with the transactions contemplated by this Agreement after the Closing Date; and (iii) any transaction permitted under Section 8.1.

13.7 Survival

Without limiting any other provision of this Agreement, the following provisions shall survive termination of this Agreement: Sections 6.4(c), 6.5, 7.2(a)(iv), 10.2(c), 10.3, Article 11, Article 12, Article 13 and such other provisions of this Agreement as are required to give effect thereto.

13.8 Invalidity

If any provision of this Agreement is wholly or partially invalid, this Agreement shall be interpreted as if the invalid provision had not been a part hereof so that the invalidity shall not affect the validity of the remainder of the Agreement which shall be construed as if the Agreement had been executed without the invalid portion. It is hereby declared to be the intention of the Parties that this Agreement would have been executed without reference to any portion which may, for any reason, hereafter be declared or held invalid.

13.9 Notices

Any notice or other communication (in each case, a "notice") required or permitted to be given hereunder shall be in writing and shall be delivered by hand, by email or by courier addressed to:

(a) If to the Seller:

Equinox Gold Corp.

Suite 1501 - 700 West Pender Street

Vancouver, BC V6C 1G8

Attention: [Redacted - Personal Information]

Email:  [Redacted - Personal Information]

with a copy, which shall not constitute notice, to:

Blake, Cassels & Graydon LLP

595 Burrard Street, Suite 2600

Vancouver, BC V7X 1L3

Attention: [Redacted - Personal Information]

Email:  [Redacted - Personal Information]

(b) if to the Administrative Agent, to:

Sandbox Royalties Corp.

Suite 1400, 400 Burrard Street

Vancouver, British Columbia

V6C 3A6

Attention:  [Redacted - Personal Information]

Email: [Redacted - Personal Information]

with a copy, which shall not constitute notice, to:

Gowling WLG (Canada) LLP

1 First Canadian Place

100 King Street West, Suite 1600

Toronto, Ontario

M5X 1G5

Attention: [Redacted - Personal Information]

Email: [Redacted - Personal Information]

(c) if to Sandbox, to:

Sandbox Royalties Corp.

Suite 1400, 400 Burrard Street

Vancouver, British Columbia

V6C 3A6

Attention:  [Redacted - Personal Information]

Email:  [Redacted - Personal Information]

with a copy, which shall not constitute notice, to:

Gowling WLG (Canada) LLP

1 First Canadian Place

100 King Street West, Suite 1600

Toronto, Ontario

M5X 1G5

Attention: [Redacted - Personal Information]

Email:  [Redacted - Personal Information]

(d) if to Regal, to:

Regal Partners Royalties A Pty Limited

Level 47 Gateway

1 Macquarie Place

Sydney NSW 2000 Australia

Attention: [Redacted - Personal Information]

Email: [Redacted - Personal Information]

with copies, which shall not constitute notice, to:

Allens

Deutsche Bank Place

126 Phillip St

NSW 2000 Australia

Attention: [Redacted - Personal Information]

Email: [Redacted - Personal Information]

And

Osler, Hoskin & Harcourt LLP

Suite 3000, Bentall Four

1055 Dunsmuir St.

Vancouver, BC V7X 1K8

Attention: [Redacted - Personal Information]

Email: [Redacted - Personal Information]

Any notice given in accordance with this section shall be deemed to have been received when delivered.

13.10 Press Releases

The Parties shall jointly plan and co-ordinate any public notices, press releases, and any other publicity concerning the execution of this Agreement, and no Party nor its Affiliates shall act in this regard without the prior approval of the other Parties, such approval not to be unreasonably withheld, conditioned or delayed, unless such disclosure is required to meet timely disclosure obligations of any Party under Applicable Laws in circumstances where prior consultation with the other Parties is not practicable, and to the extent reasonably practicable, a copy of such disclosure is provided to the other Parties at such time as it is made publicly available.

13.11 Amendments

Except as may be otherwise set out herein, this Agreement may not be changed, amended or modified in any manner, except pursuant to an instrument in writing signed on behalf of each of the Parties.

13.12 Beneficiaries

This Agreement is for the sole benefit of the Parties and their successors and permitted assigns and, except as expressly contemplated herein, nothing herein is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature or kind whatsoever under or by reason of this Agreement.

13.13 Entire Agreement

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the Parties and their Affiliates with respect thereto including, without limitation, the Initial Agreement, subject to the provisions of Section 2.1.

13.14 Waivers

Any waiver of, or consent to depart from, the requirements of any provision of this Agreement shall be effective only if it is in writing and signed by the Party giving it (except than the Administrative Agent, as directed by the Majority Purchasers, may provide a waiver by and on behalf of the Purchasers), and only in the specific instance and for the specific purpose for which it has been given. No failure on the part of any Party to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of such right. No single or partial exercise of any such right shall preclude any other or further exercise of such right or the exercise of any other right.

13.15 Counterparts

This Agreement may be executed in one or more counterparts, and by the Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by electronic email in PDF format shall be effective as delivery of a manually executed counterpart of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF the Parties have executed this Gold Purchase Agreement as of the day and year first written above.

SANDBOX ROYALTIES CORP., as Purchaser
By:	/s/ signed [Redacted - Personal Information]
Name: [Redacted - Personal Information] Title: [Redacted - Personal Information]
Executed in accordance with section 127 of the Corporations Act 2001 (Cth of Australia) by REGAL PARTNERS ROYALTIES A PTY LIMITED (ACN 633 203 433), as Purchaser
By:	/s/ signed [Redacted - Personal Information]
Name: [Redacted - Personal Information] Title: [Redacted - Personal Information]
By:	/s/ signed [Redacted - Personal Information]
Name: [Redacted - Personal Information] Title: [Redacted - Personal Information]
SANDBOX ROYALTIES CORP., as Administrative Agent
By:	/s/ signed [Redacted - Personal Information]
Name: [Redacted - Personal Information] Title: [Redacted - Personal Information]

EQUINOX GOLD CORP.

By:	/s/ signed [Redacted - Personal Information]
Name: [Redacted - Personal Information] Title: [Redacted - Personal Information]

By:	/s/ signed [Redacted - Personal Information]
Name: [Redacted - Personal Information] Title: [Redacted - Personal Information]

SCHEDULE A

MINING PROPERTIES

[Redacted - Commercially Sensitive Information]

A-1

SCHEDULE B

AREA OF INTEREST

[Redacted - Commercially Sensitive Information]

B-1

SCHEDULE C

REPRESENTATIONS AND WARRANTIES OF THE SELLER

1. The Seller is a corporation duly incorporated and validly existing under laws of the Province of British Columbia and is up to date in all material respects with filings required by law.

2. Each Seller Group Member (other than the Seller) is a corporation duly incorporated and validly existing under the laws of its governing jurisdiction, or is a limited partner formed and is validly existing under the laws of its governing jurisdiction, and each of them is up to date in all material respects with filings required by law.

3. All requisite corporate acts and proceedings have been done and taken by the Seller, including obtaining all requisite board of directors' approval, with respect to the Seller entering into this Agreement and performing its obligations hereunder.

4. The Seller has the requisite corporate power, capacity and authority to enter into this Agreement, and to perform its obligations hereunder. The Owner has the requisite power and authority to own and hold the Project Assets and to carry on its business as it is now being conducted by it.

5. This Agreement and the exercise of the Seller's rights and performance of its obligations hereunder do not and will not:

(a) conflict with or violate the Seller's constating documents;

(b) conflict with or result in a default under any agreement, contract, mortgage, bond or other instrument to which any Seller Group Member is a party or which is binding on its assets;

(c) conflict with or violate any Applicable Law;

(d) result in or give any person the right to cancel or amend any contractual or other right of any Seller Group Member where such cancellation or amendment would have a Material Adverse Effect; or

(e) result in the imposition of any Encumbrance on the Project Assets or the termination or acceleration of any rights or obligations in respect of the Project Assets.

6. Except for all required consents as may be necessary from the lenders under the Equinox Credit Agreement and MDC Holding Company LLC, no Approvals are required to be obtained by any Seller Group Member in connection with the execution and delivery or the performance by the Seller of this Agreement or the transactions contemplated hereby.

7. This Agreement has been duly and validly executed and delivered by the Seller and constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms (subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect relating to the rights and remedies of creditors as well as to general principles of equity whether considered at law or in equity).

8. No Seller Group Member has suffered an Insolvency Event that is continuing, and the Seller is not aware of any circumstance which, with notice or the passage of time, or both, would give rise to the foregoing.

9. Schedule E sets forth the ownership structure of the Seller Group Members and the Project as of the Effective Date. No person has a direct or indirect ownership interest in any Seller Group Member except as set out in Schedule E. All of the issued and outstanding Equity Securities of each Seller Group Member are (i) duly authorized, validly issued, fully paid and non-assessable and are not subject to, nor were they issued in violation of, any pre-emptive rights, (ii) owned by person set out in Schedule E, free and clear of all Encumbrances, other than the encumbrances that are permitted under the Equinox Credit Agreement and (iii) not subject to any proxy, voting trust or other agreement or restriction relating to the voting of such Equity Securities.

10. Other than the Seller Group Members, Equinox and OMF Fund II(SC) Ltd. and its Affiliates in respect of its 40% ownership interest in the Owner, no person has any direct or indirect ownership interest in the Project or the Owner or is otherwise involved in any manner in the operation of the Project. The Owner does not own any Equity Securities or other interest in any person.

11. Schedule A sets out a complete and accurate list of the Mining Properties. The Mining Properties constitute all of the mining rights that comprise the interest of the Owner in the Project and in the Area of Interest.

12. The Owner, through the General Partner, is:

(a) the holder of record and is the beneficial holder of a 60% undivided interest in and to those unpatented mining claims forming part of the Mining Properties;

(b) the registered owner of record and is the beneficial holder of a 60% undivided interest in and to those leasehold mining claims forming part of the Mining Properties; and

(c) the registered owner of record and is the beneficial holder of a 60% interest in and to the patented mining claims forming part of the Mining Properties;

all free and clear of any and all Encumbrances, other than Permitted Encumbrances.

13. The Mining Properties are in good standing with respect to the performance of all obligations thereon or in respect thereof (including payment of mining duties, performance of minimum assessment work and filing of reports with respect to minimum assessment work) required under Applicable Laws. Without limiting the generality of the foregoing, the Owner has paid all Taxes, fees, assessments, rents or other amounts owed in respect of the Mining Properties, including all Taxes, fees, assessments, rents or other amounts to keep the Mining Properties in good standing.

14. The map attached hereto as Schedule B depicts the location of the Mining Properties with reasonable accuracy.

15. The Owner is the sole owner of, or otherwise has valid rights to use, all of the Project Assets, and no other person other than OMF Fund II(SC) Ltd. and its Affiliates has any rights to participate in or operate the Project.

16. The Owner's right, title and interest in and to the Mining Properties is not subject to claims of native or indigenous title or other adverse claims, and the Owner has not received notice of any such actual or potential claim.

17. The Project Assets and the businesses and operations of the Owner are insured under coverage obtained by the Owner or its Affiliates with reputable insurance companies (not Affiliates of the Owner) in such amounts, with such deductibles and covering such risks as is consistent with insurance carried by reasonably prudent participants in comparable businesses in the relevant jurisdiction, and such coverage is in full force and effect. Neither the Owner nor its Affiliates has breached the terms and conditions of any existing policies in respect thereof in any material respect or failed to promptly give any notice or present any material claim thereunder. There are no material claims by the Owner or any of its Affiliates under any such policy as to which any insurer is denying liability or defending under a reservation of rights clause.

18. Except as would not have a Material Adverse Effect, conditions on and relating to the Mining Properties and the surface area covered by the Mining Properties respecting all past and current operations conducted thereon by the Owner or its predecessors are in compliance in all material respects with all Applicable Laws. Other than pursuant to Applicable Laws, there are no restrictions on the ability of the Owner to exploit the Mining Properties.

19. The Owner's right, title and interest in and to the Mining Properties is not subject to any material adverse claim or any act of expropriation.

20. There are no outstanding, pending or, to the knowledge of the Seller, threatened, actions, suits, proceedings, investigations or claims affecting, or pertaining in any respect to, the Project except as would not reasonably be expected to have a Material Adverse Effect.

21. No Seller Group Member or the Project Assets is subject to any outstanding judgment, order, writ, injunction or decree that has or would reasonably be expected to have a Material Adverse Effect.

22. Each Seller Group Member has complied in all material respects with AML Laws and Anti-Bribery Laws in connection with its dealings relating to this Agreement and the Project.

23. To the knowledge of the Seller, the material made available to the Purchasers in Seller's electronic data room relating to the mineralization or potential mineralization of the Mining Properties is not, as of the date of such material, willfully misleading.

24. All Approvals necessary for the construction, development and operation of the Project, as contemplated by the Development Plan as defined in the Greenstone Project Joint Venture Agreement, have either been obtained and received by the Owner and continue to be in place without challenge or appeal, to the extent reasonably considered necessary or appropriate given the current stage of development and construction of the Project, or are expected to be obtained in the ordinary course of business by the time they are necessary.

25. No Seller Group Member is a party to any contract, agreement or arrangement that would give rise to a valid claim against the Purchasers for a brokerage commission, finder's fee or like payment in connection with the transactions contemplated by this Agreement.

26. The Seller enters into and performs this Agreement on its own account and not as trustee or a nominee of any other person.

SCHEDULE D

REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

1. Sandbox is a company duly incorporated and validly existing under the laws of the Province of British Columbia and is up to date in all material respects with filings required by law.

2. Regal is a company duly incorporated and validly existing under the laws of Australia and is up to date in all material respects with filings required by law.

3. All requisite corporate acts and proceedings have been done and taken by each Original Purchaser, including obtaining all requisite board of directors' approval, with respect to entering into this Agreement and performing its obligations hereunder.

4. Each Original Purchaser has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

5. This Agreement and the exercise of each Original Purchaser's rights and performance of its obligations hereunder do not and will not:

(a) conflict with or violate such Original Purchaser's constating documents;

(b) conflict with or result in a default under any agreement, contract, mortgage, bond or other instrument to which such Original Purchaser is a party or which is binding on its assets; or

(c) conflict with or violate any Applicable Law.

6. Each Original Purchaser has obtained all Approvals required to be obtained by it in connection with the execution and delivery or the performance by it of this Agreement or the transactions contemplated hereby;

7. This Agreement has been duly and validly executed and delivered by it and constitutes a legal, valid and binding obligation of each Original Purchaser, enforceable against it in accordance with its terms (subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect relating to the rights and remedies of creditors as well as to general principles of equity whether considered at law or in equity); and

8. Neither Original Purchaser has suffered an Insolvency Event that is continuing and it is not now aware of any circumstance which, with notice or the passage of time, or both, would give rise to the foregoing.

9. Neither Original Purchaser is a party to any contract, agreement or arrangement that would give rise to a valid claim against the Seller for a brokerage commission, finder's fee or like payment in connection with the transactions contemplated by this Agreement.

D-1

SCHEDULE E

CORPORATE ORGANIZATION OF SELLER GROUP MEMBERS

[Redacted - Commercially Sensitive Information]

E-1

SCHEDULE F

THE ADMINISTRATIVE AGENT

1. Appointment of Administrative Agent

(a) Effective as of the Execution Date, the Purchasers hereby appoint Sandbox as the Administrative Agent for purposes of the Agreement and Sandbox hereby accepts such appointment.

(b) Each Purchaser hereby irrevocably authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and to exercise such powers and to perform such duties thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and such other powers as are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder by or through its agents or employees, but shall at all times be responsible to the Purchasers for the acts and omissions of those agents and employees.

(c) Each Purchaser agrees that any action taken by the Administrative Agent in accordance with the terms of this Agreement, and the exercise by the Administrative Agent of its powers in accordance with the terms of this Agreement, together with such other powers that are reasonably incidental thereto, other than as specifically provided herein to the contrary, shall be binding upon all of the Purchasers.

2. Substitution of Administrative Agent

(a) The Majority Purchasers may substitute the Administrative Agent at any time by giving written notice thereof to the Purchaser and the Seller. Upon any such notice of substitution, the Majority Purchasers shall have the right, upon five (5) Business Days' notice to the Seller, to elect a replacement Administrative Agent pursuant to Section 2(b) of this Schedule F, subject to the approval of the Seller, such approval not to be unreasonably withheld.

(b) The Majority Purchasers may, by written resolution, authorize one of the Purchasers, or an Affiliate of one of the Purchasers, to act as the Administrative Agent.

3. Limitation of Powers and Duties of Administrative Agent

The Administrative Agent, acting as such, shall have no powers, duties or responsibilities under this Agreement except those expressly set forth with respect to the Administrative Agent in this Agreement. The Administrative Agreement shall not be liable for any action taken or omitted by it hereunder or in connection herewith, unless caused by (i) its gross negligence or willful misconduct or (ii) without limiting (i), its breach of Section 4(d) of this Schedule F. The Administrative Agent shall not have, by reason of this Agreement, a fiduciary relationship in respect of any Purchaser. Nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to confer or impose upon the Administrative Agent any rights or obligations in respect of this Agreement except as expressly set forth herein.

4. Duties of the Administrative Agent

(a) The Administrative Agent undertakes to each Purchaser to:

(i) perform the functions and duties delegated or required of the Administrative Agent under the provisions of this Agreement; and

(ii) exercise the powers and rights specifically conferred on the Administrative Agent under this Agreement in good faith and equitably in respect of each Purchaser and in accordance with the directions given to it in accordance with this Agreement.

(b) If pursuant to the terms of this Agreement, the Administrative Agent is to take any action or omit to take any action under this Agreement on notice, direction or approval from a Purchaser or the Majority Purchasers, including pursuant to the remedies set forth in Section 10.2, as soon as reasonably practicable under the circumstances, the Administrative Agent shall seek out instruction or direction from the applicable Purchaser or Majority Purchasers (as the case may be) and the Administrative Agent shall provide written notice of such instruction or direction to any other Purchasers.

(c) If the Administrative Agent enters into agreements with any of the Seller Group Members under or pursuant to this Agreement, or the Administrative Agent derives the benefit of insurance of any of the Seller Group Members, all of such agreements and insurance shall be held by the Administrative Agent for the benefit of itself (in its capacity as a Purchaser) as well as for the benefit of all other Purchasers in accordance with their respective Applicable Percentages.

(d) Following an Event of Default under Section 10.1(a) of this Agreement as notified by any Purchaser to the Administrative Agent, the Administrative Agent agrees to demand delivery under Section 10.2(a)(i) at the direction of that Purchaser in respect of any Refined Gold deliverable but not yet delivered to that Purchaser in accordance with Article 3 of this Agreement and, following reasonable good faith consultation between that Purchaser and the Administrative Agent, to the extent practicable, to exercise any related rights of the Administrative Agent under this Agreement at the direction of such Purchaser until such Event of Default has been remedied.

(e) The Administrative Agent shall request all notices, invoices, technical data, reports and other documents required to be provided by the Seller in connection with the Agreement including, without limitation, pursuant to Sections 3.3,  3.7, 6.1 and 6.3 and, upon receipt, shall forward all such documents to each Purchaser .

(f) The Administrative Agent shall respond to and cooperate in good faith with any reasonable request from a Purchaser to, and in the case of paragraphs (i) and (iii) at the expense of that Purchaser:

(i) undertake audits, reviews and examinations of the Books and Records in accordance with Section 6.2 and (if required by the Purchaser) nominate representatives of the Purchaser as authorized representatives of the Administrative Agent for those purposes;

(ii) request materials from the Seller in accordance with Section 6.3 and Offtake Agreements in accordance with Section 7.6(e);

(iii) undertake inspections of the Project and the Project Assets in accordance with Section 6.4 and (if required by the Purchaser) nominate representatives of the Purchaser as authorized representatives of the Administrative Agent for that purpose; and

(iv) except where representatives of the Purchaser are nominated as authorized representatives of the Administrative Agent under paragraphs (i) and (iii), report on the results of the applicable audit, review, examinations or inspection.

5. Lack of Reliance on Administrative Agent

(a) Independently, and without reliance upon the Administrative Agent, each Purchaser, to the extent it deems appropriate, has made and shall continue to make its own independent investigation of the condition (financial or otherwise) and affairs of the Owner, the Seller and any other Seller Group Member in connection with the taking or not taking of any action in connection herewith, and except as expressly provided in this Agreement (including Sections 4(e) and (f) of this Schedule F), the Administrative Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Purchaser with any information with respect thereto, whether coming into its possession before the consummation of the transactions contemplated hereby or at any time or times thereafter.

(b) The Administrative Agent shall not be responsible to any Purchaser for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, collectability, priority or sufficiency of this Agreement or the condition (financial or otherwise) of the Owner, the Seller and any other Seller Group Member, or (except in accordance with Sections 4(d), (e) and (f) of this Schedule F) be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, or the condition (financial or otherwise) of the Owner, the Seller and any other Seller Group Member, or the existence or possible existence of any Event of Default, provided that, upon request of any Purchaser, the Administrative Agent shall provide such Purchaser with copies of the information it receives from time to time concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, or the condition (financial or otherwise) of the Owner, the Seller and any other Seller Group Member, or the existence or possible existence of any Event of Default.

6. Certain Rights of Administrative Agent

If the Administrative Agent shall request instructions from the Majority Purchasers or the Purchasers with respect to any act or action (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received written instructions from the Majority Purchasers or the Purchasers, as applicable, and the Administrative Agent shall not incur liability to any person by reason of so refraining. Without limiting the foregoing, no Purchaser shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under this Agreement in accordance with the instructions of the Majority Purchasers or the Purchasers given in accordance with this Agreement, as applicable.

7. Reliance by Administrative Agent

The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate or facsimile message, electronic mail, order or other documentary transmission or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person. The Administrative Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

8. Indemnification of Agent

To the extent the Administrative Agent is not reimbursed and indemnified by the Seller under this Agreement, each Purchaser will reimburse and indemnify the Administrative Agent, in proportion to its Applicable Percentage, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in duly performing its duties hereunder; provided that no Purchaser shall be liable to the Administrative Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements which are determined, by a final, non-appealable decision of a court of competent jurisdiction, to have resulted from the Administrative Agent's gross negligence (it being acknowledged that ordinary negligence does not necessarily constitute gross negligence) or willful misconduct.

9. The Administrative Agent in its Individual Capacity

If the Administrative Agent shall also be a Purchaser, then the Administrative Agent shall have the same rights and powers hereunder as any other Purchaser and may exercise the same as though it were not performing the duties, if any, specified herein; and the terms "Purchasers" or "Purchaser" and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent, in its capacity as a Purchaser hereunder.

10. Decision Making

(a) Any amendment, waiver, discharge, consent or termination with respect to this Agreement relating to the following matters shall be effective only if agreed between the Seller and each Purchaser:

(i) any change to the sale and delivery of Refined Gold in accordance with Sections 3.2, 3.3 and 3.4;

(ii) any change to the amount of the Advance Payment;

(iii) any amount payable or deliverable by the Seller to the Purchasers under this Agreement, or any alteration in the currency or mode of calculation or computation of any amount payable or deliverable by the Seller to the Purchasers under this Agreement;

(iv) any extension or reduction of the time for any payments or deliveries required to be made by the Seller to the Purchasers under this Agreement;

(v) any extension or reduction of the notice period required in connection with any payment or delivery by the Seller to the Purchasers under this Agreement;

(vi) any assignment by the Seller pursuant to Section 8.1;

(vii) any change to Article 10 or what constitutes an Event of Default;

(viii) the reduction or elimination of any rights of any Purchaser, acting alone or together with other Purchasers, to exercise any rights or receive any information; and

(ix) any amendment to this Agreement unless the purpose of such amendment is to (a) cure any ambiguity, omission, mistake, error, defect or inconsistency (as reasonably determined by the Administrative Agent), subject to (c) below; (b) address amendments required in connection with the addition of a Purchaser as an additional party to the Agreement; or (c) make changes that do not adversely affect the rights of any Purchaser.

(b) Except for the matters described in Section 10(a) of this Schedule F or otherwise expressly provided for in this Agreement, any amendment, waiver, discharge or termination with respect to this Agreement shall only be effective if agreed between the Seller and the Majority Purchasers in writing, and any such amendment, waiver, discharge or termination that is so agreed shall be final and binding upon all of the Purchasers. Subject to the other provisions of this Schedule F, where the terms of this Agreement refer to any action to be taken by the Purchasers or to any such action that requires the consent or other determination of the Purchasers, the action taken by and the consent or other determination given or made by the Majority Purchasers shall, except to the extent that this Agreement expressly provides to the contrary, constitute the action or consent or other determination of the Purchasers.

(c) The Administrative Agent shall provide the other Purchasers with copies of all amendments, waivers or consents provided by the Administrative Agent with respect to any provisions of the Agreement promptly upon execution thereof.

11. Sharing of Information

The Administrative Agent may share with the Purchasers, and the Purchasers may share amongst themselves, any information disclosed to any of them under or in connection with this Agreement, or otherwise possessed by any of them regarding the Seller Group Members, the Project and the Project Assets, whether or not such information is confidential, provided that any Confidential Information so shared will remain subject to the terms and conditions of Section 6.5.

12. Purchasers' Right of First Refusal

(a) If at any time an Original Purchaser (a "Vendor") intends to Transfer all or any part of its rights or obligations under this Agreement (the "ROFR Property"), the Vendor shall promptly deliver a notice of such intention setting out the purchase price for the ROFR Property and the other proposed terms of the Transfer of the ROFR Property (a "ROFR Notice") to the other Original Purchaser (the "Recipient") and the Administrative Agent; provided that, if the purchase price for the ROFR Property set out in a ROFR Notice contains any non-cash consideration (including shares), the ROFR Notice shall specify the Vendor's good-faith estimate of the cash value for such non-cash consideration and the Recipient shall be entitled to purchase the ROFR Property in cash in lieu of the non-cash consideration; and further provided that, if the Vendor intends to Transfer, along with the ROFR Property, any assets of the Vendor that are not ROFR Property, then the Recipient shall be entitled to purchase and acquire only the ROFR Property, notwithstanding the Transfer of the other assets, and the ROFR Notice must specify the Vendor's good faith estimate of the cash value of only the ROFR Property being offered, separate from the other assets. If the Recipient does not agree with one or more of the foregoing estimates and such disagreement cannot be resolved by the Original Purchasers, acting reasonably, then the Original Purchasers shall make a request to ADRIBC to determine the value of the subject ROFR Property, in which case all time periods referred to in this Section 12 shall be extended by the time taken to obtain such final determination.

(b) In the event that the Recipient receives a ROFR Notice pursuant to this Section, the Recipient shall be entitled to offer to purchase all, but not less than all, of the ROFR Property, on the terms set out in the ROFR Notice by delivering written notice (the "ROFR Exercise Notice") of its intention to purchase the ROFR Property no later than 30 days from the date it receives a ROFR Notice.

(c) If the Recipient advises the Vendor that it wishes to acquire such ROFR Property by delivering the ROFR Exercise Notice within such 30-day period, the Transfer of the ROFR Property to the Recipient shall be completed within 45 days of delivering the ROFR Exercise Notice at such location as may be agreed upon by the Original Purchasers where delivery of the documents and instruments evidencing Transfer of the ROFR Property must be made by the Vendor to the Recipient against payment of the consideration for the ROFR Property by the Recipient to the Vendor.

(d) If the Recipient: (i) fails to deliver the ROFR Exercise Notice within 30 days of receipt of the ROFR Notice that it is willing to purchase all of the ROFR Property; or (ii) fails to complete the Transfer within 45 days of delivering the ROFR Exercise Notice, the rights of the Recipient, except as hereinafter provided, to purchase the ROFR Property shall terminate and the Vendor may Transfer the ROFR Property on the terms provided for in the ROFR Notice within 90 days after the expiry of such 30-day period or such 45-day period, as applicable. If the ROFR Property is not Transferred within such 90-day period on such terms, the rights of the Recipient pursuant to this Schedule F shall again take effect.

13. Amendments to Schedule F

Subject to Section 10(a)(ix) of this Schedule F, the Purchasers may amend any provision in this Schedule F with prior notice and consent of the Seller, and the Purchasers shall provide a copy of any such amendment to the Seller reasonably promptly; provided, however, that any such amendment shall not be effective until the Seller provides its written consent thereto, such consent not to be unreasonably withheld or delayed.